Exhibit 10.1

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of October 25, 2012, by and among Dean Foods Company, a Delaware corporation (“Dean Foods”), The WhiteWave Foods Company, a Delaware corporation and a wholly-owned subsidiary of Dean Foods (“WhiteWave”), and WWF Operating Company, a Delaware corporation and a wholly-owned subsidiary of Dean Foods (“WWF Operating Company”). Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to such terms in Article 1 of this Agreement.

RECITALS

WHEREAS, Dean Foods has determined that it would be appropriate, desirable and in the best interests of Dean Foods and Dean Foods’ stockholders to separate the WhiteWave Business from Dean Foods;

WHEREAS, in connection with such separation, WWF Operating Company has declared and distributed one or more dividends (collectively, the “Dividend”) to Dean Foods in the form of inter-group promissory notes of WWF Operating Company, dated October 5, 2012 totaling $1.155 billion in aggregate principal amount (collectively, the “Inter-Group Notes”);

WHEREAS, WhiteWave has reclassified the WhiteWave common stock into WhiteWave Class A Common Stock and WhiteWave Class B Common Stock;

WHEREAS, (i) the applicable Dean Foods Group Members have transferred, or will transfer, the WhiteWave Transferred Assets to the applicable WhiteWave Group Members, and (ii) the applicable WhiteWave Group Members have transferred, or will transfer, the Dean Foods Transferred Assets to the applicable Dean Foods Group Members (such transfers described in the foregoing clauses (i) and (ii), the “Asset Transfers”);

WHEREAS, in connection with the Asset Transfers, (i) the Dean Foods Group Members will assume all of the Dean Foods Assumed Liabilities, and (ii) the WhiteWave Group Members will assume all of the WhiteWave Assumed Liabilities (such assumptions described in the foregoing clauses (i) and (ii), the “Liability Assumptions”);

WHEREAS, in connection with the separation of the WhiteWave Business from Dean Foods and the declaration and distribution of the Dividend, and immediately after the completion of the Asset Transfers and Liability Assumptions, Dean Foods desires to contribute to WhiteWave the WWF Operating Company Shares (the “Contribution”);

WHEREAS, following the Contribution, WhiteWave intends to sell for its own account a limited number of shares of WhiteWave Class A Common Stock pursuant to an initial public offering of such shares (the “IPO”), and in furtherance thereof, WhiteWave has previously filed the IPO Registration Statement with the SEC, which IPO Registration Statement has become effective;

Separation and Distribution Agreement

WHEREAS, (i) Dean Foods, prior to the Contribution, owns all of the shares of WhiteWave Class B Common Stock, and (ii) in consideration for the Contribution, WhiteWave intends to issue shares of WhiteWave Class B Common Stock to Dean Foods such that, pursuant to (i) and (ii) together, Dean Foods will own 150,000,000 shares of WhiteWave Class B Common Stock, constituting all of the outstanding shares of WhiteWave Common Stock immediately following the Contribution but prior to the IPO Settlement Date, and all of the outstanding shares of WhiteWave Class B Common Stock as of the IPO Settlement Date;

WHEREAS, in connection with the IPO, WhiteWave has entered into the WhiteWave Bank Facilities;

WHEREAS, WhiteWave intends to contribute to WWF Operating Company substantially all of the initial net proceeds from the IPO (including the net proceeds from the exercise of the Underwriters’ overallotment option if the option is settled at the initial closing of the IPO) (after deducting the underwriting discount and expenses of the IPO) and substantially all of the initial net proceeds of the WhiteWave Borrowing, and to cause WWF Operating Company to use such proceeds to repay to Dean Foods WWF Operating Company’s obligations under the Inter-Group Notes, which proceeds Dean Foods intends to use to repay a portion of amounts outstanding under its senior secured credit facility;

WHEREAS, after the IPO, Dean Foods (i) intends to distribute to holders of shares of Dean Foods Common Stock all or a portion of the outstanding shares of WhiteWave Common Stock then owned by Dean Foods in a transaction that is intended to qualify as a tax-free distribution under Sections 355 and 361(c) of the Code (the “Distribution”) and (ii) may engage in one or more Equity for Debt Exchanges and/or other dispositions of Dean Foods’ shares of WhiteWave Common Stock;

WHEREAS, Dean Foods and WhiteWave intend that the Contribution and the Distribution (and any Equity for Debt Exchanges and/or other dispositions by Dean Foods of WhiteWave Common Stock), taken together, will qualify as a reorganization for U.S. federal income tax purposes pursuant to which no gain or loss will be recognized by Dean Foods or its stockholders under Sections 355, 361, 368(a)(1)(D) and related provisions of the Code, and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code; and

WHEREAS, the parties intend in this Agreement and the Ancillary Documents to set forth the principal arrangements between them regarding the Contribution, the IPO, the Distribution and any Equity for Debt Exchanges and/or other dispositions by Dean Foods of WhiteWave Common Stock:

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, as used in this Agreement, have the following meanings:

“Action” means any action, claim, demand, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” of any specified Person means any other Person directly or indirectly “controlling,” “controlled by,” or “under common control with” (within the meaning of the Securities Act), such specified Person; provided, however, that for purposes of this Agreement, unless this Agreement expressly provides otherwise, the determination of whether a Person is an Affiliate of another Person shall be made assuming that no Dean Foods Group Member is an Affiliate of any WhiteWave Group Member.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Documents” means each of the Stock Power, the Transition Services Agreement, the Tax Matters Agreement, the Registration Rights Agreement, the Employee Matters Agreement and each agreement identified on Schedule 1, including any exhibits, schedules, attachments, tables or other appendices thereto, and each agreement and other instrument contemplated herein or therein.

“Annual Financial Statements” has the meaning set forth in Section 5.1(a)(v) of this Agreement.

“Asset Transfer Closing” has the meaning set forth in Section 2.3.

“Asset Transfers” has the meaning set forth in the Recitals to this Agreement.

“Assets” means assets, properties and rights (including goodwill and rights arising under Contracts), wherever located (including in the possession of vendors, other Persons or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in Dallas, Texas or New York, New York are authorized or obligated by Law to close.

“Claimed Amount” has the meaning set forth in Section 8.3(a) of this Agreement.

“Claim Notice” has the meaning set forth in Section 8.3(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable Law.

“Contribution” has the meaning set forth in the Recitals to this Agreement.

“Contribution Closing” has the meaning set forth in Section 2.3.

“Controlling Party” has the meaning set forth in Section 8.3(d)(ii) of this Agreement.

“Covered Subsidiary” means a corporation or other legal entity now or hereafter controlled or owned, directly or indirectly, by Dean Foods or WhiteWave, as applicable, that satisfies the definition of “Subsidiary” under a Dean Foods insurance policy.

“Damages” means all losses, claims, demands, damages, Liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action), of any nature or kind, whether or not the same would properly be reflected on a balance sheet.

“Dean Foods” has the meaning set forth in the preamble to this Agreement.

“Dean Foods Assets” means, collectively, (i) any and all Dean Foods Transferred Assets and (ii) any and all Assets of any Dean Foods Group Member as of immediately prior to the Asset Transfer Closing, other than any WhiteWave Transferred Assets and the WWF Operating Company Shares.

“Dean Foods Annual Statements” has the meaning set forth in Section 5.1(b)(ii) of this Agreement.

“Dean Foods Assumed Liabilities” means, collectively, (i) any and all Liabilities that are expressly listed, scheduled or otherwise clearly described in an Ancillary Document as Liabilities assumed or to be assumed by any Dean Foods Group Member and (ii) any and all Liabilities of any WhiteWave Group Member not described in the foregoing clause (i) to the extent arising out of or relating to the Dean Foods Business (or any other business conducted by any Dean Foods Group Member at any time after the Asset Transfer Closing) or the Dean Foods Assets, (x) whether such Liabilities arise or accrue prior to, at or after the Asset Transfer Closing and (y) other than Tax-related Liabilities which are specifically retained by any WhiteWave Group Member under the Tax Matters Agreement and employee-related Liabilities which are specifically retained by any WhiteWave Group Member under the Employee Matters Agreement.

“Dean Foods Auditors” has the meaning set forth in Section 5.1(b)(ii) of this Agreement.

“Dean Foods Business” means the businesses or operations of the Dean Foods Group other than the WhiteWave Business.

“Dean Foods Common Stock” means the common stock, par value $0.01 per share, of Dean Foods.

“Dean Foods Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of June 30, 2010, among Dean Foods, J.P. Morgan Securities, Inc., Banc of America Securities LLC, Wells Fargo Securities, LLC, as Lead Arrangers, JPMorgan Chase Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and certain other lenders that are parties thereto, as amended by Amendment No. 1 thereto, dated as of December 9, 2010, as the same may be amended or replaced from time to time, and including any consents or waivers obtained thereunder from time to time.

“Dean Foods Disclosure Portions” means all material set forth in, or incorporated by reference into, the IPO Registration Statement to the extent relating exclusively to (i) the Dean Foods Group, (ii) the Dean Foods Business, (iii) Dean Foods’ intentions with respect to the Distribution, or (iv) the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.

“Dean Foods Group” means Dean Foods and each other Person that is now or hereafter becomes an Affiliate of Dean Foods (other than WhiteWave or any WhiteWave Group Member).

“Dean Foods Group Member” means any Person now or hereafter included in the Dean Foods Group.

“Dean Foods Indemnified Parties” has the meaning set forth in Section 8.1 of this Agreement.

“Dean Foods Liabilities” means, collectively, (i) the Dean Foods Assumed Liabilities and (ii) except for any WhiteWave Assumed Liability, any and all Liabilities of any Dean Foods Group Member.

“Dean Foods Names” means the trade names specified on Schedule 2 hereto (and any derivatives of any such trade name) and associated logos.

“Dean Foods Public Filings” has the meaning set forth in Section 5.1(a)(xii) of this Agreement.

“Dean Foods Shared Contract” means any Contract of any Dean Foods Group Member that relates in part to the WhiteWave Business and that is not included in the WhiteWave Transferred Assets, including those Contracts identified on Schedule 3 hereto.

“Dean Foods Transferred Assets” means, collectively, (i) any and all Assets that are expressly listed, scheduled or otherwise clearly described in any Ancillary Document as Assets transferred or to be transferred to any Dean Foods Group Member and (ii) any and all Assets of any WhiteWave Group Member not described in the foregoing clause (i) that are used primarily or held for use primarily in the Dean Foods Business.

“Disclosing Party” has the meaning set forth in Section 6.2 of this Agreement.

“Distribution” has the meaning set forth in the Recitals to this Agreement.

“Distribution Agent” has the meaning set forth in Section 4.4(a) of this Agreement.

“Distribution Date” means the date on which the Distribution occurs.

“Dividend” has the meaning set forth in the Recitals to this Agreement.

“Employee Matters Agreement” means that certain Employee Matters Agreement entered into by and between Dean Foods and WhiteWave effective as of the Contribution Closing, as such Employee Matters Agreement may be amended from time to time.

“Environmental Law” means any Contract with any Governmental Authority, Law or Permit, in each case now or hereafter in effect, relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined, designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international Law.

“Equity for Debt Exchange” means any transfer of WhiteWave Class A Common Stock by Dean Foods to one or more third-party lenders in repayment of indebtedness of Dean Foods owed to such lenders.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Existing Dean Foods Litigation Matters” means those matters identified on Schedule 4 hereto.

“Existing WhiteWave Litigation Matters” means those matters identified on Schedule 5 hereto.

“Financial Statements” means, collectively, the Annual Financial Statements and Quarterly Financial Statements.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable securities exchange or self-regulatory organization.

“Group” means either the Dean Foods Group or the WhiteWave Group, as the context requires.

“Group Member” means either a Dean Foods Group Member or a WhiteWave Group Member, as the context requires.

“Indemnified Party” has the meaning set forth in Section 8.3(a) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 8.3(a) of this Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Intended Transferee” has the meaning set forth in Section 2.5(b) of this Agreement.

“Intended Transferor” has the meaning set forth in Section 2.5(b) of this Agreement.

“Inter-Group Notes” has the meaning set forth in the Recitals to this Agreement.

“IPO” has the meaning set forth in the Recitals to this Agreement.

“IPO Registration Statement” means the registration statement on Form S-1 (SEC File No. 333-183112) as filed by WhiteWave with the SEC in connection with the IPO, together with all amendments and supplements thereto.

“IPO Settlement” means the occurrence of the payment for the Underwritten Shares (as defined in the Underwriting Agreement) pursuant to the Underwriting Agreement.

“IPO Settlement Date” means the date on which the IPO Settlement occurs.

“IRS” means the United States Internal Revenue Service.

“Law” means each applicable law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling or ordinance of any Governmental Authority, including the common law.

“Liabilities” means debts, liabilities, guarantees, assurances, commitments and obligations of any nature or description, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including any of the foregoing arising out of (i) any Contract or tort based on negligence or strict liability or (ii) any act or failure to act by any past or present Representative, whether or not such act or failure to act was within such Representative’s authority), and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Non-controlling Party” has the meaning set forth in Section 8.3(d)(ii) of this Agreement.

“Non-Party Affiliates” has the meaning set forth in Section 8.6 of this Agreement.

“Ordinary Course of Business” means the ordinary course of the WhiteWave Business as conducted by Dean Foods and its Subsidiaries prior to the Contribution Closing consistent with historical custom and practice during normal day-to-day operations and not requiring any special authorization of any nature.

“Owning Party” has the meaning set forth in Section 6.2 of this Agreement.

“Permitted Transfer” means any of the following: (i) the transfer by Dean Foods of shares of WhiteWave Common Stock in a Distribution, (ii) the transfer by Dean Foods of WhiteWave Class A Common Stock in one or more Equity for Debt Exchanges to one or more third-party lenders pursuant to which the lenders party thereto are obligated to distribute such shares in a public offering registered under the Securities Act, (iii) the transfer by any Dean Foods Group Member of WhiteWave Class A Common Stock in an underwritten public offering registered pursuant to the Securities Act, (iv) the transfer by Dean Foods of WhiteWave Class A Common Stock in one or more distributions to Dean Foods stockholders, (v) the transfer by any Dean Foods Group Member of shares of WhiteWave Class A Common Stock in one or more open-market transactions in accordance with the provisions of Rule 144 promulgated under the Securities Act, and (vi) the transfer by any Dean Foods Group Member of WhiteWave Common Stock to another Dean Foods Group Member that is a direct or indirect Subsidiary of Dean Foods at the time of transfer, so long as the transferee agrees at the time of the transfer that, if such transferee ceases to be a direct or indirect Subsidiary of Dean Foods, such transferee shall transfer its WhiteWave Common Stock to Dean Foods or any Dean Foods Group Member that is a direct or indirect Subsidiary of Dean Foods.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Authority.

“Possessor” has the meaning set forth in Section 6.3 of this Agreement.

“Quarterly Financial Statements” has the meaning set forth in Section 5.1(a)(iv) of this Agreement.

“Record Date” means the close of business on the date, if any, to be determined by Dean Foods’ Board of Directors as the record date for determining the stockholders of Dean Foods entitled to receive shares of WhiteWave Common Stock pursuant to the Distribution.

“Registration Rights Agreement” means that certain Registration Rights Agreement entered into by and between Dean Foods and WhiteWave as of the Contribution Closing and effective as of the IPO Settlement, as such Registration Rights Agreement may be amended from time to time.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

“Regulation S-X” means Regulation S-X of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Requestor” has the meaning set forth in Section 6.3 of this Agreement.

“Retained Shares” has the meaning set forth in Section 4.6(b).

“Retention Period” has the meaning set forth in Section 6.4 of this Agreement.

“Ruling” has the meaning set forth in the Tax Matters Agreement.

“Ruling Documents” has the meaning set forth in the Tax Matters Agreement.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Security Obligations” has the meaning set forth in Section 5.4 of this Agreement.

“Shared Contracts” means, collectively, the Dean Foods Shared Contracts and the WhiteWave Shared Contracts.

“Stock Power” means a stock power assigning to WhiteWave the WWF Operating Company Shares duly executed by Dean Foods.

“Subsidiary” means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members to the board of directors or similar governing body; provided, however, that unless the context otherwise requires, references to Subsidiaries of Dean Foods shall not include WhiteWave or any WhiteWave Group Members (including the entities listed on Exhibit 21.1 to the IPO Registration Statement).

“Supplemental Ruling” has the meaning set forth in the Tax Matters Agreement.

“Supplemental Ruling Documents” has the meaning set forth in the Tax Matters Agreement.

“Supplemental Tax Opinion” has the meaning set forth in the Tax Matters Agreement.

“Tax” and “Taxes” have the meanings set forth in the Tax Matters Agreement.

“Tax Control” means the definition of “control” set forth in Section 368(c) of the Code.

“Tax Counsel” has the meaning set forth in the Tax Matters Agreement.

“Tax-Free Status” means the qualification of (1) the Contribution, (2) any Distribution and (3) any Equity for Debt Exchange, taken together (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code and (c) as a transaction in which Dean Foods, WhiteWave and the shareholders of Dean Foods recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of Dean Foods and WhiteWave, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Matters Agreement” means that certain Tax Matters Agreement entered into by and between Dean Foods and WhiteWave effective as of the Contribution Closing, as such Tax Matters Agreement may be amended from time to time.

“Tax Opinion” has the meaning set forth in the Tax Matters Agreement.

“Third-Party Claim” has the meaning set forth in Section 8.3(d)(i) of this Agreement.

“Transferred Assets” means, collectively, the Dean Foods Transferred Assets and the WhiteWave Transferred Assets.

“Transition Services Agreement” means the Transition Services Agreement entered into by and between Dean Foods and WhiteWave effective as of the Contribution Closing, pursuant to which one or more Dean Foods Group Members shall provide certain transition services to one or more WhiteWave Group Members, and one or more WhiteWave Group Members shall provide certain transition services to one or more Dean Foods Group Members, as such Transition Services Agreement may be amended from time to time.

“Underwriters” means the managing underwriters for the IPO as described in the IPO Registration Statement.

“Underwriting Agreement” means the Underwriting Agreement substantially in the form filed as Exhibit 1.1 to the IPO Registration Statement among WhiteWave and the Underwriters relating to the IPO, as amended from time to time.

“WhiteWave” has the meaning set forth in the preamble to this Agreement.

“WhiteWave Assets” means, collectively, (i) any and all WhiteWave Transferred Assets and (ii) any and all Assets of any WhiteWave Group Member as of immediately prior to the Asset Transfer Closing, other than any Dean Foods Transferred Assets and other than the WWF Operating Company Shares. Notwithstanding the foregoing, solely for purposes of Article 8, “WhiteWave Assets” shall include the WWF Operating Company Shares.

“WhiteWave Assumed Liabilities” means, collectively, (i) any and all Liabilities that are expressly listed, scheduled or otherwise clearly described in an Ancillary Document as Liabilities assumed or to be assumed by any WhiteWave Group Member and (ii) any and all Liabilities of any Dean Foods Group Member not described in the foregoing clause (i) to the extent arising out of or relating to the WhiteWave Business (or any other business conducted by any WhiteWave Group Member at any time after the Asset Transfer Closing) or the WhiteWave Assets, (x) whether such Liabilities arise or accrue prior to, at or after the Asset Transfer Closing and (y) other than Tax-related Liabilities which are specifically retained by any Dean Foods Group Member under the Tax Matters Agreement and employee-related Liabilities which are specifically retained by any Dean Foods Group Member under the Employee Matters Agreement.

“WhiteWave Auditors” has the meaning set forth in Section 5.1(b)(i) of this Agreement.

“WhiteWave Bank Facilities” means the senior secured term loan facilities and revolving credit facility contemplated under the Credit Agreement, dated as of October 12, 2012, filed as Exhibit 10.33 to the IPO Registration Statement to be entered into prior to, and available to be drawn concurrently with, the IPO between WhiteWave and a syndicate of bank and institutional lenders, as amended from time to time.

“WhiteWave Borrowing” means new indebtedness of WhiteWave and its Subsidiaries to be incurred upon the IPO Settlement Date pursuant to the WhiteWave Bank Facilities.

“WhiteWave Business” means (i) the businesses and operations comprising the WhiteWave-Alpro segment of the Dean Foods Group Members and the WhiteWave Group Members prior to the Asset Transfer Closing, and (ii) except as otherwise expressly provided in this Agreement, any terminated, divested or discontinued businesses or operations, including but not limited to the joint venture with Hero Group and the Rachel’s Dairy businesses, that at the time of such termination, divestiture or discontinuation primarily related to the WhiteWave Business (as described in the foregoing clause (i)) as then conducted.

“WhiteWave Capital Stock” means all classes or series of capital stock of WhiteWave, including the WhiteWave Class A Common Stock, the WhiteWave Class B Common Stock, and all options, warrants and other rights to acquire such capital stock.

“WhiteWave Class A Common Stock” means the Class A common stock, $0.01 par value per share, of WhiteWave.

“WhiteWave Class B Common Stock” means the Class B common stock, $0.01 par value per share, of WhiteWave.

“WhiteWave Common Stock” means the common stock of WhiteWave, including the WhiteWave Class A Common Stock and the WhiteWave Class B Common Stock.

“WhiteWave Group” means (i) prior to the Contribution Closing, WWF Operating Company and each Person that WWF Operating Company now or hereafter controls (within the meaning of the Securities Act) and (ii) from and after the Contribution Closing, WhiteWave and each Person that WhiteWave then or thereafter controls (within the meaning of the Securities Act).

“WhiteWave Group Member” means any Person now or hereafter included in the WhiteWave Group.

“WhiteWave Indebtedness” means the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including capitalized leases) of the WhiteWave Group collectively, as determined for purposes of its Financial Statements prepared in accordance with GAAP.

“WhiteWave Indemnified Parties” has the meaning set forth in Section 8.2 of this Agreement.

“WhiteWave Liabilities” means, collectively, (i) the WhiteWave Assumed Liabilities; (ii) any and all Liabilities under the Security Obligations; and (iii) except for any Dean Foods Assumed Liability, any and all Liabilities of any WhiteWave Group Member.

“WhiteWave Public Documents” has the meaning set forth in Section 5.1(a)(viii) of this Agreement.

“WhiteWave Shared Contract” means any Contract of any WhiteWave Group Member that relates in part to the Dean Foods Business and that is not included in the Dean Foods Transferred Assets, including those Contracts identified on Schedule 6 hereto.

“WhiteWave Transfer Agent” means the transfer agent and registrar for the WhiteWave Class A Common Stock.

“WhiteWave Transferred Assets” means, collectively, other than the WWF Operating Company Shares, (i) any and all Assets that are expressly listed, scheduled or otherwise clearly described in any Ancillary Document as Assets transferred or to be transferred to any WhiteWave Group Member and (ii) any and all Assets of any Dean Foods Group Member not described in the foregoing clause (i) that are used primarily or held for use primarily in the WhiteWave Business.

“WhiteWave Voting Stock” has the meaning set forth in Section 5.2 of this Agreement.

“WWF Operating Company” has the meaning set forth in the preamble to this Agreement.

“WWF Operating Company Shares” means all shares of capital stock of WWF Operating Company issued and outstanding immediately prior to the Contribution Closing.

ARTICLE 2

ASSET TRANSFERS; CONTRIBUTION

Section 2.1 Transfer of Transferred Assets, Assumption of Liabilities.

(a) Except to the extent otherwise provided in this Agreement or any Ancillary Document, at or prior to the Asset Transfer Closing, (i) Dean Foods shall (and Dean Foods shall cause each other Dean Foods Group Member to) assign, transfer and convey to the WhiteWave Group Members, and WWF Operating Company shall (and WWF Operating Company shall cause each other WhiteWave Group Member to) receive and accept from the Dean Foods Group Members, all of the Dean Foods Group Members’ right, title and interest in and to the WhiteWave Transferred Assets and (ii) WWF Operating Company shall (and WWF Operating Company shall cause each other WhiteWave Group Member to) assign, transfer and convey to the Dean Foods Group Members, and Dean Foods shall (and Dean Foods shall cause each other Dean Foods Group Member to) receive and accept from the WhiteWave Group Members, all of the WhiteWave Group Members’ right, title and interest in and to the Dean Foods Transferred Assets. Such assignments, transfers and conveyances shall be effective as of the Asset Transfer Closing or at such other times as may be provided in each respective Ancillary Document and shall be subject to the terms and conditions of this Agreement and any applicable Ancillary Document.

(b) Except to the extent otherwise provided in this Agreement or any Ancillary Document, at or prior to the Asset Transfer Closing, (i) WWF Operating Company shall (and WWF Operating Company shall cause each other WhiteWave Group Member to) assume, and on a timely basis pay, perform, satisfy and discharge the WhiteWave Assumed Liabilities in accordance with their respective terms and (ii) Dean Foods shall (and Dean Foods shall cause each other Dean Foods Group Member to) assume, and on a timely basis pay, perform, satisfy and discharge the Dean Foods Assumed Liabilities in accordance with their respective terms. Such assumptions of WhiteWave Assumed Liabilities and Dean Foods Assumed Liabilities shall be effective as of the Asset Transfer Closing or at such other times as may be provided in each respective Ancillary Document and shall be subject to the terms and conditions of this Agreement and any applicable Ancillary Document.

Section 2.2 Contribution. At the Contribution Closing, Dean Foods shall contribute, assign, transfer and convey to WhiteWave, and WhiteWave shall accept, the WWF Operating Company Shares. Such contribution, assignment, transfer and conveyance shall be effective as of the Contribution Closing.

Section 2.3 Closings.

(a) The consummation of the transactions contemplated by Section 2.2 (the “Contribution Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 1875 Pennsylvania Avenue, N.W., Washington, D.C. 20006 or such other place as the parties to this Agreement may agree, or by remote exchange of signatures and documents, as of immediately prior to the execution of the Underwriting Agreement. The consummation of the transactions contemplated by Section 2.1 (the “Asset Transfer Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 1875 Pennsylvania Avenue, N.W., Washington, D.C. 20006 or such other place as the parties to this Agreement may agree, or by remote exchange of signatures and documents, as of immediately prior to the Contribution Closing on the date of the Underwriting Agreement.

(b) In furtherance of the Asset Transfers, except to the extent otherwise provided in this Agreement or in any Ancillary Document, at the Asset Transfer Closing, the parties shall execute and deliver, and they shall cause their respective Subsidiaries and Representatives, as applicable, to execute and deliver: (i) to the extent not executed and delivered prior thereto, the Ancillary Documents; (ii) such bills of sale, stock powers, certificates of title, assignments of Contracts, subleases and other instruments of transfer, conveyance and assignment as, and to the extent, necessary or appropriate to evidence (x) the transfer, conveyance and assignment to WWF Operating Company (or, as applicable, another WhiteWave Group Member) of all of the Dean Foods Group Members’ right, title and interest in and to the WhiteWave Transferred Assets and (y) the transfer, conveyance and assignment to Dean Foods (or, as applicable, another Dean Foods Group Member) of all of the WhiteWave Group Members’ right, title and interest in and to the Dean Foods Transferred Assets; and (iii) such assumptions of Contracts and other instruments of assumption as, and to the extent, necessary or convenient to evidence the valid and effective assumption of (x) the WhiteWave Assumed Liabilities by the WhiteWave Group Members and (y) the Dean Foods Assumed Liabilities by the Dean Foods Group Members.

(c) In furtherance of the Contribution, at the Contribution Closing, (i) Dean Foods shall deliver to WhiteWave the Stock Power accompanied by one or more stock certificates representing the WWF Operating Company Shares and (ii) the parties shall execute and deliver to each other such agreements and other documents as, and to the extent, necessary or convenient to evidence the Contribution and shall otherwise deliver to each other duly executed copies of the Ancillary Documents.

Section 2.4 No Representations or Warranties. Each party hereto (on its behalf and on behalf of its Affiliates and Representatives) acknowledges and agrees that, except as expressly set forth in this Agreement or any Ancillary Document, (a) no Person makes any representation or warranty, express or implied, as to any WhiteWave Asset, the WWF Operating Company Shares, any WhiteWave Liability, the WhiteWave Business, any Dean Foods Asset, any Dean

Foods Liability or the Dean Foods Business, including as to any Consent required in connection with, title to, value or freedom from any Liens of, or the absence of any defenses or right of setoff or freedom from counterclaim with respect to, the WWF Operating Company Shares or any WhiteWave Asset or any Dean Foods Asset (including, in each case, any accounts receivable included therein), or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any WhiteWave Asset, the WWF Operating Company Shares, any Dean Foods Asset or other thing of value upon the execution, delivery and filing hereof or thereof, (b) all WhiteWave Transferred Assets, all Dean Foods Transferred Assets and the WWF Operating Company Shares are being transferred on an “as is”, “where is” basis (and, in the case of any real property, by means of a quitclaim or similar form deed or conveyance) and (c) the intended transferee of any Transferred Asset shall bear the economic and legal risks that (i) any conveyance proves to be insufficient to vest in the transferee good and marketable title, free and clear of any Lien, (ii) any necessary Consents are not obtained or (iii) any requirements of Laws or judgments are not complied with. Each party hereto (on its behalf and on behalf of its Affiliates and Representatives) specifically acknowledges and agrees that (i) except for those representations and warranties expressly set forth in this Agreement or any Ancillary Document, it is not relying upon and has not relied upon any representations or warranties that may have been made by any Person in connection with the transactions contemplated by this Agreement or any Ancillary Document, and (ii) each other party hereto has specifically disclaimed, and hereby specifically disclaims, (x) any representation or warranty made by any Person in connection with the transactions contemplated by this Agreement or any Ancillary Document other than those expressly set forth in this Agreement or any Ancillary Document and (y) any obligation or duty to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement or any Ancillary Document.

Section 2.5 Transfers Not Effected at the Asset Transfer Closing.

(a) The parties acknowledge and agree that some of the transfers of the Transferred Assets contemplated by Section 2.1(a) may not be effected at the Asset Transfer Closing due to the inability of the parties to obtain necessary Consents or the inability of the parties to take certain other actions necessary to effect such transfers at the Asset Transfer Closing. To the extent any transfers of the Transferred Assets contemplated by Section 2.1(a) have not been fully effected at the Asset Transfer Closing, each of Dean Foods and WhiteWave shall cooperate and use commercially reasonable efforts (and shall cause its applicable Group Members to use commercially reasonable efforts) to obtain any necessary Consents or take any other actions necessary to effect such transfers of the Transferred Assets as promptly as practicable following the Asset Transfer Closing.

(b) Nothing in this Agreement or any Ancillary Document shall be deemed to constitute a transfer or assignment, or an attempted transfer or assignment, of any Transferred Asset by any party (or any of its Affiliates) (an “Intended Transferor”) to any other party (or any of its Affiliates) (an “Intended Transferee”) to the extent that such transfer or assignment, or attempted transfer or assignment, would constitute a breach of such Contract, result in the counterparty to such Contract acquiring the right to terminate such Contract or cause forfeiture or loss of such Asset.

(c) To the extent a transfer or assignment of any Transferred Asset is deferred pursuant to Section 2.5(b), then the parties shall use commercially reasonable efforts to provide to, or cause to be provided to, the Intended Transferee, to the extent not prohibited by Law, the rights of any such Transferred Asset and take such other actions as may reasonably be requested by the other party in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such Transferred Asset had been transferred as contemplated hereby. In connection therewith, (i) the Intended Transferor shall promptly pass along to the Intended Transferee when received all benefits derived by the Intended Transferor with respect to any such Transferred Asset, and (ii) the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor’s Liabilities with respect to any such Transferred Asset in a timely manner and in accordance with the terms thereof which it may do without breach. Upon the receipt of such Consents or the taking of such other actions as may be necessary to permit any transfer or assignment deferred pursuant to Section 2.5(b), this Agreement or the applicable Ancillary Document shall be deemed to effect such transfer or assignment. The party requesting cooperation under this Section 2.5(c) shall reimburse the party providing such cooperation for all reasonable and documented out-of-pocket expenses or fees paid by such providing party.

Section 2.6 Shared Contracts. The parties agree as follows:

(a) At the written request of WhiteWave, Dean Foods shall, and shall cause the other Dean Foods Group Members to, to the extent not prohibited by the applicable Dean Foods Shared Contract and applicable Law and except where the benefits or rights under such Dean Foods Shared Contracts are specifically provided pursuant to an Ancillary Document, make available to applicable WhiteWave Group Members benefits and rights that are substantially equivalent to the benefits and rights enjoyed by the Dean Foods Group under each Dean Foods Shared Contract for which such request is made by WhiteWave, to the extent such benefits relate to the WhiteWave Business; provided, however, that the applicable WhiteWave Group Members shall assume and discharge (or promptly reimburse Dean Foods for) the Liabilities under the relevant Dean Foods Shared Contracts associated with the benefits and rights so made available to them.

(b) At the written request of Dean Foods, WhiteWave shall, and shall cause the other WhiteWave Group Members to, to the extent not prohibited by the applicable WhiteWave Shared Contract and applicable Law and except where the benefits or rights under such WhiteWave Shared Contracts are specifically provided pursuant to an Ancillary Document, make available to Dean Foods Group Members the benefits and rights under the WhiteWave Shared Contracts that are substantially equivalent to the benefits and rights enjoyed by the WhiteWave Group under each WhiteWave Shared Contract for which such request is made by Dean Foods, to the extent such benefits relate to the Dean Foods Business; provided, however, that the applicable Dean Foods Group Members shall assume and discharge (or promptly reimburse WhiteWave for) the Liabilities under the relevant WhiteWave Shared Contracts associated with the benefits and rights so made available to them.

(c) The parties shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to each Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (i) a WhiteWave Group Member is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the WhiteWave Business, which rights shall be a WhiteWave Asset and which obligations shall be a WhiteWave Liability, and (ii) a Dean Foods Group Member is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract relating to the Dean Foods Business, which rights shall be a Dean Foods Asset and which obligations shall be a Dean Foods Liability.

Section 2.7 Inter-Group Notes. On the IPO Settlement Date, WhiteWave shall contribute to WWF Operating Company substantially all of the initial net proceeds of the IPO (including the net proceeds from the exercise of the Underwriters’ overallotment option if it is settled at the initial closing of the IPO) (after deducting the underwriting discount and expenses of the IPO) and substantially all of the initial net proceeds of the WhiteWave Borrowing and cause WWF Operating Company to use such proceeds to repay to Dean Foods WWF Operating Company’s obligations under the Inter-Group Notes.

Section 2.8 Termination of Inter-Group Agreements.

(a) Except as set forth in Section 2.8(b), WhiteWave and each WhiteWave Group Member, on the one hand, and Dean Foods and each Dean Foods Group Member, on the other hand, hereby terminate any and all Contracts, agreements, arrangements, commitments or understandings, whether or not in writing, between or among WhiteWave or any WhiteWave Group Member, on the one hand, and any Dean Foods Group Member, on the other hand, effective as of the Asset Transfer Closing. No such terminated Contract, agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Asset Transfer Closing. Except as otherwise set forth or described on Schedule 2.8(a) and except for the Inter-Group Notes, immediately after the Asset Transfer Closing and immediately prior to the Contribution Closing, (i) all intercompany accounts receivable of WhiteWave or any WhiteWave Group Member that are due from Dean Foods or any Dean Foods Group Member shall be offset by all intercompany accounts payable owed by WhiteWave or any WhiteWave Group Member to Dean Foods or any Dean Foods Group Member and (ii) any net accounts receivable shall be paid as a dividend from WhiteWave or any WhiteWave Group Member, as the case may be, directly or indirectly, to Dean Foods or any Dean Foods Group Member and any net accounts payable shall be treated as a capital contribution, directly or indirectly, to WhiteWave or any WhiteWave Group Member, as the case may be. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.8(a) shall not apply to any of the following Contracts, agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement or any Ancillary Document (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Document to be entered into by either party hereto or any of their respective Group Members); (ii) any Contracts, agreements, arrangements, commitments or understandings set forth or described in Schedule 2.8(b)(ii);

(iii) any Contracts, agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party; (iv) the Inter-Group Notes; and (v) any other Contracts, agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Document expressly contemplates shall survive the Asset Transfer Closing, including the Shared Contracts.

ARTICLE 3

THE IPO

Section 3.1 Transactions Prior to the IPO. Subject to the terms and conditions hereof, each of Dean Foods and WhiteWave shall use commercially reasonable efforts to consummate the IPO, including by taking the actions specified in this Section 3.1.

(a) WhiteWave shall file such amendments or supplements to the IPO Registration Statement as may be necessary in order to cause the IPO Registration Statement to become and remain effective as required by applicable Law or by the Underwriters, including filing such amendments and supplements thereto as may be required by the Underwriting Agreement, the SEC or applicable securities Laws. Dean Foods and WhiteWave shall also cooperate in preparing, filing with the SEC and causing to become effective a registration statement registering the WhiteWave Class A Common Stock under the Exchange Act, and any registration statements or amendments thereto which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, the Distribution or the other transactions contemplated by this Agreement and the Ancillary Documents.

(b) WhiteWave shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to WhiteWave, and WhiteWave shall comply with its obligations thereunder.

(c) WhiteWave shall use commercially reasonable efforts to take all such action as may be necessary or appropriate under applicable state securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the IPO.

(d) WhiteWave shall prepare, file and use commercially reasonable efforts to seek to make effective, an application for listing of the WhiteWave Class A Common Stock to be issued in the IPO on The New York Stock Exchange, subject to official notice of issuance.

(e) WhiteWave shall participate in the preparation of materials and presentations that Dean Foods and the Underwriters may deem necessary or desirable.

(f) WhiteWave shall cooperate in all respects with Dean Foods in connection with the pricing and timing of the issuance of the WhiteWave Class A Common Stock in the IPO and shall, at Dean Foods’ direction, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

(g) WhiteWave shall use commercially reasonable efforts to incur the WhiteWave Borrowing on terms and with lenders acceptable to Dean Foods.

Section 3.2 Proceeds of the IPO; Consideration for Asset Transfers and Contribution.

(a) Except as may otherwise be agreed by the parties, the IPO shall be a primary offering of WhiteWave Class A Common Stock, and substantially all of the initial net proceeds of the IPO (including the net proceeds from the exercise of the Underwriters’ overallotment option if it is settled at the initial closing of the IPO) (after deducting the underwriting discount and expenses of the IPO), together with substantially all of the initial net proceeds of the WhiteWave Borrowing shall be contributed to WWF Operating Company and WWF Operating Company shall use such proceeds to repay the Inter-Group Notes as set forth in Section 2.7.

(b) In addition to any other consideration set forth in any Ancillary Document, the transfer of the WhiteWave Transferred Assets by the Dean Foods Group Members to the WhiteWave Group Members and the assumption by the Dean Foods Group Members of the Dean Foods Assumed Liabilities from the WhiteWave Group Members shall be in exchange for the transfer of the Dean Foods Transferred Assets by the WhiteWave Group Members to the Dean Foods Group Members and the assumption by the WhiteWave Group Members of the WhiteWave Assumed Liabilities from the Dean Foods Group Members.

(c) The Contribution shall be in exchange for (i) the issuance to Dean Foods of shares of WhiteWave Class B Common Stock and (ii) the reclassification of the WhiteWave Common Stock held by Dean Foods prior to the Contribution into shares of WhiteWave Class B Common Stock.

Section 3.3 Conditions Precedent to IPO Settlement. The obligations of the parties to consummate the IPO shall be subject to such conditions as Dean Foods shall determine in its sole and absolute discretion, which conditions shall be for the sole benefit of Dean Foods, which conditions may be waived by Dean Foods in its sole and absolute discretion, and any determination by Dean Foods regarding the satisfaction or waiver of any of such conditions shall be conclusive. Such conditions shall include the following:

(a) The IPO Registration Statement shall have been declared effective by the SEC, and there shall be no stop order in effect with respect thereto and no proceeding for that purpose instituted by the SEC shall then be pending;

(b) The actions and filings with regard to state securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdictions) referred to in Section 3.1 shall have been taken and, where applicable, have become effective or been accepted;

(c) The WhiteWave Class A Common Stock to be issued in the IPO shall have been accepted for listing on The New York Stock Exchange, subject to official notice of issuance;

(d) WhiteWave shall have entered into the Underwriting Agreement and all conditions to the obligations of WhiteWave and the Underwriters thereunder shall have been satisfied or waived;

(e) Dean Foods shall be satisfied in its sole and absolute discretion that (i) it will possess Tax Control of WhiteWave immediately following the IPO Settlement, (ii) all other conditions relating to the Tax-Free Status will, to the extent applicable as of the time the IPO is consummated, be satisfied or can reasonably be anticipated to be satisfied, and (iii) there will be no event or condition that may cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter;

(f) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the IPO Settlement or any of the other transactions contemplated by this Agreement or any Ancillary Document shall be in effect;

(g) After giving effect to the Contribution, the IPO, the WhiteWave Borrowing and the application of proceeds therefrom on a pro forma basis, Dean Foods shall be in compliance with all of the terms and conditions of the Dean Foods Credit Agreement;

(h) Dean Foods shall have determined that the terms of the IPO, including the timing and pricing thereof, and other material matters in connection therewith, are acceptable to Dean Foods;

(i) WhiteWave shall have incurred the WhiteWave Borrowing on terms and with lender(s) acceptable to Dean Foods substantially concurrently with the IPO Settlement;

(j) WhiteWave and each WhiteWave Group Member shall have been removed as an originator under the Dean Foods accounts receivable securitization program and all documentation necessary or appropriate to reflect the same shall have been duly executed and delivered;

(k) The Dividend shall not have been rescinded or revoked or otherwise modified and the Inter-Group Notes shall remain in full force and effect;

(l) The Board of Directors of each of Dean Foods, WhiteWave and WWF Operating Company shall have received such opinions from their respective financial advisors as any such Board of Directors may require with respect to the transactions contemplated to occur at or prior to the IPO Settlement; and

(m) This Agreement shall not have been terminated.

Section 3.4 Reclassification of Outstanding WhiteWave Common Stock into WhiteWave Class B Common Stock. Dean Foods and WhiteWave shall each have taken all actions (including such actions that are required to effect the amendment and restatement of WhiteWave’s certificate of incorporation) that Dean Foods has determined, in its sole discretion, are required to provide for the reclassification of the issued and outstanding shares of WhiteWave common stock held by Dean Foods as of the date hereof into shares of WhiteWave Class B Common Stock.

ARTICLE 4

THE DISTRIBUTION; OTHER DISPOSITIONS

Section 4.1 The Distribution. Dean Foods intends to, at some time following the IPO Settlement, but no earlier than the expiration or waiver by the Underwriters of the 180-day lock-up period described in the IPO Registration Statement, effect the Distribution. Dean Foods shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution, if any, and all terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution, the number of shares of WhiteWave Common Stock distributed pursuant thereto and the timing of and conditions to the consummation of the Distribution. In addition, Dean Foods may, at any time and from time to time until the completion of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. WhiteWave shall cooperate with Dean Foods in all respects to accomplish the Distribution and shall, at Dean Foods’ direction, promptly take any and all actions necessary or desirable to effect the Distribution, including to the extent necessary, the registration under the Securities Act and the Exchange Act of the WhiteWave Common Stock on an appropriate registration form or forms to be designated by Dean Foods. Dean Foods shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Dean Foods; provided, however, that nothing in this Agreement shall prohibit WhiteWave from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution. For the avoidance of doubt, Dean Foods shall have the right not to complete a Distribution for any or no reason.

Section 4.2 Actions Prior to the Distribution. In connection with the Distribution, the parties shall take the actions set forth in this Section 4.2.

(a) Dean Foods and WhiteWave shall prepare and mail, prior to any Distribution Date, to the holders of Dean Foods Common Stock, such information concerning WhiteWave and the Distribution and such other matters as Dean Foods reasonably determines is necessary or desirable and such information as may be required by Law. Dean Foods and WhiteWave shall prepare, and WhiteWave shall, to the extent required by applicable Law, file with the SEC any such documentation that Dean Foods determines is necessary or desirable to effect the Distribution, and Dean Foods and WhiteWave shall each use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(b) WhiteWave shall use commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the Distribution.

(c) WhiteWave shall prepare, file and use commercially reasonable efforts to seek to make effective, an application for listing of the WhiteWave Common Stock to be distributed in the Distribution on The New York Stock Exchange, subject to official notice of issuance.

(d) WhiteWave shall take all reasonable steps necessary or desirable to cause the conditions set forth in Section 4.3 to be satisfied and to effect the Distribution.

Section 4.3 Conditions to Distribution. The consummation of the Distribution shall be subject to the satisfaction, or waiver by Dean Foods in its sole and absolute discretion, of the conditions set forth in this Section 4.3. Any determination by Dean Foods regarding the satisfaction or waiver of any of such conditions shall be conclusive. For the avoidance of doubt, in the event that Dean Foods determines not to consummate the Distribution because one or more of such conditions is not satisfied or for any other reason, such determination by Dean Foods shall not impact the effectiveness of the Contribution or the IPO.

(a) The receipt by Dean Foods, in form and substance satisfactory to it, at its option and in its sole and absolute discretion, of a ruling by the IRS and/or an opinion from its Tax Counsel regarding the Tax-Free Status and such other matters, as it determines to be necessary or advisable in its sole and absolute discretion.

(b) The receipt of any Consents necessary to consummate the Distribution, which Consents shall be in full force and effect.

(c) No order, injunction, decree or regulation issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event shall have occurred or failed to occur that prevents the consummation of the Distribution.

(d) After giving effect to the Distribution on a pro forma basis, Dean Foods shall be in compliance with all of the terms and conditions of the Dean Foods Credit Agreement.

(e) The actions and filings necessary or appropriate under applicable securities Laws in connection with the Distribution shall have been taken or made, and, where applicable, have become effective or been accepted.

(f) The WhiteWave Common Stock to be distributed in the Distribution shall have been accepted for listing on The New York Stock Exchange, subject to official notice of issuance.

(g) The Board of Directors of Dean Foods shall have received such opinions from its financial advisor as such Board of Directors may require with respect to the Distribution.

Section 4.4 Certain Stockholder Matters.

(a) Subject to Section 4.3 hereof, on or prior to the Distribution Date, Dean Foods shall deliver to a distribution agent to be appointed by Dean Foods (the “Distribution Agent”) for the benefit of holders of record of Dean Foods Common Stock on the Record Date, a single stock certificate, endorsed by Dean Foods in blank, representing all of the outstanding shares of WhiteWave Common Stock to be included in the Distribution, and Dean Foods shall instruct the Distribution Agent to deliver to the WhiteWave Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of Dean Foods Common Stock entitled to receive shares of WhiteWave Common Stock in connection with the Distribution. Dean Foods shall cause its transfer agent to instruct the Distribution Agent to distribute on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of shares of WhiteWave Common Stock to each such holder or designated transferee(s) of such holder. Dean Foods shall cooperate, and instruct the Distribution Agent to cooperate, with WhiteWave and the WhiteWave Transfer Agent, and WhiteWave shall cooperate, and instruct the WhiteWave Transfer Agent to cooperate, with Dean Foods and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of WhiteWave Common Stock to be distributed to the holders of Dean Foods Common Stock in connection with the Distribution.

(b) Subject to Section 4.4(d), each holder of Dean Foods Common Stock on the Record Date (or such holder’s designated transferee(s)) shall be entitled to receive in the Distribution a number of shares of WhiteWave Common Stock equal to the number of shares of WhiteWave Common Stock included in the Distribution multiplied by a fraction, (i) the numerator of which is the number of shares of Dean Foods Common Stock held by such holder on the Record Date, and (ii) the denominator of which is the number of shares of Dean Foods Common Stock outstanding on the Record Date. In the event that the Distribution consists of more than one class of WhiteWave Common Stock, each holder of Dean Foods Common Stock shall receive shares of WhiteWave Common Stock, calculated as provided above, except that the calculation shall be performed separately for each such class of stock.

(c) From and after the Distribution, WhiteWave shall regard each Person described in Section 4.4(b) that is entitled to receive such WhiteWave Common Stock as the record holder of WhiteWave Common Stock received in accordance with the terms of the Distribution without requiring any action on the part of such Person, until such time as such Person shall have duly transferred the WhiteWave Common Stock received in the Distribution in accordance with applicable Law. WhiteWave agrees that, subject to any transfers of such stock, (i) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of WhiteWave Common Stock then held by such holder, and (ii) each such holder shall be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of WhiteWave Common Stock then held by such holder.

(d) Notwithstanding anything to the contrary in this Section 4.4, in the event that the Distribution is not made in the form of a pro rata distribution of WhiteWave Common Stock to holders of Dean Foods Common Stock, the above provisions of this Section 4.4 shall not apply to the Distribution.

(e) No certificates or scrip representing fractional shares of WhiteWave Common Stock shall be issued in the Distribution. In lieu of receiving fractional shares, each holder of Dean Foods Common Stock that would otherwise be entitled to receive a fractional share of WhiteWave Common Stock pursuant to the Distribution shall receive cash for such fractional share. Dean Foods and WhiteWave shall instruct the Distribution Agent to determine the number of whole shares of WhiteWave Common Stock and fractional shares of WhiteWave

Common Stock allocable to each holder of record of Dean Foods Common Stock as of the close of business on Record Date, to aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in the open market at the then prevailing prices on behalf of holders that would otherwise be entitled to receive fractional share interests, and to distribute to each such holder such holder’s ratable share of the total proceeds of such sale after making appropriate deductions of any amounts required for U.S. federal tax withholding purposes and after deducting any taxes attributable to the sale of such fractional share interests.

Section 4.5 Equity for Debt Exchange.

(a) Subject to Section 4.6(c), Dean Foods shall be entitled to engage in one or more Equity for Debt Exchanges. If Dean Foods decides to engage in an Equity for Debt Exchange, Dean Foods shall (i) incur indebtedness from one or more third-party lenders, (ii) use the net proceeds thereof to repay amounts then outstanding to one or more third-party creditors of Dean Foods, and (iii) discharge the indebtedness described in the foregoing clause (i) in exchange for some or all of the shares of WhiteWave Class A Common Stock then held by Dean Foods.

(b) Subject to Section 4.6, to the extent reasonably requested by Dean Foods, WhiteWave shall, and shall cause each other WhiteWave Group Member to, use commercially reasonable efforts to assist Dean Foods in connection with any Equity for Debt Exchange, including using commercially reasonable efforts to assist Dean Foods in making all filings with, and obtaining all Consents of, any Governmental Authority reasonably requested by Dean Foods in order to consummate any Equity for Debt Exchange, including to the extent reasonably requested by Dean Foods (i) making officers and employees of WhiteWave reasonably available to participate in meetings, presentations and sessions with third-party lenders and to answer questions from, and provide information to, such lenders concerning the WhiteWave Business (provided that no WhiteWave Group Member shall have any obligation pursuant to this clause (i) to provide any material, non-public information to any such lender unless in the good faith judgment of Dean Foods the provision of such information is necessary or advisable to facilitate the Equity for Debt Exchange and such lender agrees, in a manner reasonably acceptable to WhiteWave, to keep such information confidential and to comply with all federal and state securities laws with respect to such information) and (ii) executing and delivering any agreement entered into between Dean Foods and one or more third-party lenders for the exchange by such lender(s) of indebtedness for shares of WhiteWave Common Stock, in a form reasonably acceptable to WhiteWave and Dean Foods.

(c) To the extent an Equity for Debt Exchange is structured as a private exchange for which a registration statement is not required to be filed under the Securities Act, WhiteWave agrees that it will enter into a registration rights agreement with such lenders at the time of such Equity for Debt Exchange on terms and conditions reasonably satisfactory to WhiteWave.

Section 4.6 Other Dispositions and Related Matters.

(a) Subject to Dean Foods’ rights not to complete a Distribution and to terminate this Agreement as set forth in Section 9.15 below and subject to Section 4.6(c) below, Dean Foods shall (i) dispose of all of its shares of WhiteWave Common Stock through the Distribution and/or one or more Equity for Debt Exchanges and/or other dispositions, in each case in accordance with the Ruling, any Supplemental Ruling, the Ruling Documents, any Supplemental Ruling Documents, the Tax Opinion, any Supplemental Tax Opinion and with applicable securities Laws, (ii) consult in advance with WhiteWave regarding the terms, structure and legal documents relating to the Distribution or any Equity for Debt Exchange or other disposition, in order for WhiteWave to be reasonably satisfied that such terms, structure and legal documentation are consistent with the Ruling, any Supplemental Ruling, the Ruling Documents, any Supplemental Ruling Documents, the Tax Opinion, any Supplemental Tax Opinion and with applicable securities Laws, and (iii) obtain WhiteWave’s prior consent to any documentation relating to the Distribution or any Equity for Debt Exchange or other disposition to which WhiteWave is a party or pursuant to which WhiteWave has any potential Liability (other than any de minimis Liability), which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Within three (3) years after the Distribution Date, Dean Foods shall dispose of, or cause the disposition of, all of the shares of WhiteWave Common Stock owned by any member of the Dean Foods Group in a manner consistent with Section 4.6(c).

(c) Dean Foods may not sell, transfer or otherwise dispose of, or cause the disposition of, any shares of WhiteWave Common Stock except (i) in a Permitted Transfer, (ii) with WhiteWave’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), or (iii) at or after the date that the Dean Foods Group, in the aggregate, owns no more than 7.5% of the then-outstanding number of shares of WhiteWave Common Stock.

ARTICLE 5

FINANCIAL AND OTHER COVENANTS

Section 5.1 Financial and Other Information.

(a) Financial Information. WhiteWave agrees that, for so long as Dean Foods is required to consolidate the results of operations and financial position of WhiteWave or any other WhiteWave Group Member (determined in accordance with generally accepted accounting principles consistently applied and consistent with SEC reporting requirements):

(i) Disclosure of Financial Controls. WhiteWave shall, and shall cause each other WhiteWave Group Member to, maintain, as of and after the Contribution Closing, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 promulgated under the Exchange Act; WhiteWave shall cause each of its principal executive officer and its principal financial officer to sign and deliver certifications to WhiteWave’s periodic reports and shall include the certifications in WhiteWave’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K; WhiteWave shall cause its management to evaluate WhiteWave’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; WhiteWave shall disclose in its periodic reports filed with the SEC information concerning WhiteWave management’s responsibilities for and evaluation of WhiteWave’s disclosure controls and procedures and internal control over financial reporting (including the annual management report and attestation report of WhiteWave’s independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable SEC rules; and, without limiting the general application of the foregoing, WhiteWave shall, and shall cause each other WhiteWave Group Member to, maintain as of and after the Contribution Closing internal systems and procedures that provide reasonable assurance that (A) the Financial Statements are reliable and timely prepared in accordance with GAAP and applicable Law, (B) all transactions of any WhiteWave Group Member are recorded as necessary to permit the preparation of the Financial Statements, (C) the receipts and expenditures of any WhiteWave Group Member are authorized at the appropriate level within the WhiteWave Group, and (D) unauthorized use or disposition of the assets of any WhiteWave Group Member that could have material effect on the Financial Statements is prevented or detected in a timely manner.

(ii) Fiscal Year. WhiteWave shall, and shall cause each WhiteWave Group Member organized in the United States and, to the extent permitted by applicable Law, each other WhiteWave Group Member to, maintain a fiscal year that commences and ends on the same calendar days as Dean Foods’ fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as Dean Foods’ monthly accounting periods commence and end.

(iii) Monthly Financial Reports. For each monthly accounting period after the Contribution Closing, WhiteWave shall use commercially reasonable efforts to comply with Dean Foods’ standard financial reporting timeline for the provision of consolidated financial information and financial statements of operations, balance sheets and statements of cash flows of WhiteWave and each WhiteWave Affiliate that is consolidated with WhiteWave for such period, in such format and detail as Dean Foods may request.

(iv) Quarterly Financial Statements. For each quarterly accounting period after the Contribution Closing, WhiteWave shall use commercially reasonable efforts to comply with Dean Foods’ standard financial reporting timeline for the provision of consolidated financial information and financial statements to be included in Dean Foods’ Form 10-Q or other document to be filed with the SEC. Such information and financial statements shall be provided for all periods required by the Exchange Act and regulations thereunder and shall be prepared in accordance with Article 10 of Regulation S-X and GAAP and shall include a discussion and analysis by management of the WhiteWave Group’s financial condition and results of operations for such fiscal periods prepared in accordance with Item 303(b) of Regulation S-K. The information set forth in (A) and (B) above is referred to in this Agreement as the “Quarterly Financial Statements.” In accordance with Dean Foods’ standard financial reporting timeline, WhiteWave shall use commercially reasonable efforts to deliver to Dean Foods the final form of the WhiteWave Quarterly Financial Statements and certifications thereof by the principal executive officer and the principal financial officer of WhiteWave in substantially the forms required under SEC rules for periodic reports and in form and substance satisfactory to Dean Foods; provided, however, that WhiteWave may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections, updates and changes which corrections, updates and changes shall (i) if substantive, be delivered by WhiteWave to Dean

Foods as soon as practicable, and in any event not less than twenty-four (24) hours prior to the filing of such Quarterly Financial Statements with the SEC and (ii) in all other cases, be delivered by WhiteWave to Dean Foods as soon as practicable, and in any event, within eight (8) hours, after making any such corrections, updates or changes; provided, further, that Dean Foods’ and WhiteWave’s financial Representatives shall actively consult with each other regarding any changes (whether or not substantive) which WhiteWave may consider making to its Quarterly Financial Statements and related disclosures prior to any anticipated filing with the SEC, with particular focus on any changes that would have an effect upon Dean Foods’ financial statements or related disclosures. In addition to the foregoing, no Quarterly Financial Statement or any other document that refers, or contains information not previously publicly disclosed with respect, to the ownership of WhiteWave by Dean Foods, the separation of WhiteWave from Dean Foods or the Distribution shall be filed with the SEC or otherwise made public by any WhiteWave Group Member without the prior written consent of Dean Foods, which shall not be unreasonably withheld, conditioned or delayed. Dean Foods and WhiteWave shall cooperate with each other and use commercially reasonable efforts to file their respective quarterly reports on the same day; provided, however, that the foregoing requirement shall not apply to the first quarterly reporting period of WhiteWave following the IPO if WhiteWave is not required by the Exchange Act to file its Form 10-Q for such period within forty-five (45) days of the end of such quarter.

(v) Annual Financial Statements. For each quarterly accounting period after the Contribution Closing, WhiteWave shall use commercially reasonable efforts to comply with Dean Foods’ standard financial reporting timeline for the provision of consolidated financial information and financial statements to be included in Dean Foods’ Form 10-Q or other document to be filed with the SEC Such information and financial statements shall be provided for all periods required by the Exchange Act and regulations thereunder and shall be prepared in accordance with Article 10 of Regulation S-X and GAAP and shall include a discussion and analysis by management of the WhiteWave Group’s financial condition and results of operations for such fiscal periods prepared in accordance with Item 303(b) of Regulation S-K. The information set forth in (A) and (B) above is referred to in this Agreement as the “Annual Financial Statements.” In accordance with Dean Foods’ standard financial reporting timeline, WhiteWave shall use commercially reasonable efforts to deliver to Dean Foods the final form of the WhiteWave Annual Financial Statements and certifications thereof by the principal executive officer and the principal financial officer of WhiteWave in substantially the forms required under SEC rules for periodic reports and in form and substance satisfactory to Dean Foods; provided, however, that WhiteWave may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections, updates and changes which corrections, updates and changes shall (i) if substantive, be delivered by WhiteWave to Dean Foods as soon as practicable, and in any event not less than twenty-four (24) hours prior to the filing of such Annual Financial Statements with the SEC and (ii) in all other cases, be delivered by WhiteWave to Dean Foods as soon as practicable, and in any event, within eight (8) hours, after making any such corrections, updates or changes; provided, further, that Dean Foods’ and WhiteWave’s financial Representatives shall actively consult with each other regarding any changes (whether or not substantive) which WhiteWave may consider making to its Annual Financial Statements and related disclosures prior to any anticipated filing with the SEC, with particular focus on any changes that would have an effect upon Dean Foods’ financial statements or related disclosures. In addition to the foregoing, no Annual Financial Statement or any other document that refers, or contains information not previously publicly disclosed with respect, to the ownership of WhiteWave by Dean Foods, the separation of WhiteWave from Dean Foods or the Distribution shall be filed with the SEC or otherwise made public by any WhiteWave Group Member without the prior written consent of Dean Foods, which shall not be unreasonably withheld, conditioned or delayed. In any event, WhiteWave shall use commercially reasonable efforts to deliver to Dean Foods, no later than five (5) days prior to the date that on which Dean Foods has notified WhiteWave that Dean Foods intends to file the Dean Foods annual financial statements with the SEC, the final form of the Annual Financial Statements accompanied by an opinion thereon by WhiteWave’s independent certified public accountants. Dean Foods and WhiteWave shall cooperate with each other and use commercially reasonable efforts to file their respective annual reports on the same day.

(vi) Affiliate Financial Statements. WhiteWave shall deliver to Dean Foods all Quarterly and Annual Financial Statements of each WhiteWave Affiliate that is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of WhiteWave required to be delivered to Dean Foods pursuant to this Section 5.1(a).

(vii) Conformance with Dean Foods Financial Presentation. All information provided by any WhiteWave Group Member to Dean Foods or filed with the SEC pursuant to Section 5.1(a)(iii), Section 5.1(a)(iv), Section 5.1(a)(v) or Section 5.1(a)(vi) shall be consistent in terms of format and detail and otherwise with Dean Foods’ policies with respect to the application of GAAP and practices with respect to the provision of such financial information by such WhiteWave Group Member to Dean Foods, with such changes therein as may be reasonably requested by Dean Foods from time to time consistent with changes in such accounting principles, policies and practices.

(viii) WhiteWave Reports Generally. Each WhiteWave Group Member that files information with the SEC shall deliver to Dean Foods: (A) substantially final drafts, as soon as the same are prepared, of (x) all reports, notices and proxy and information statements to be sent or made available by such WhiteWave Group Member to its respective security holders, (y) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by such WhiteWave Group Member with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) are referred to in this Agreement as “WhiteWave Public Documents”), and (B) as soon as practicable, but in no event later than five (5) Business Days (other than with respect to Forms 8-K) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such WhiteWave Public Documents and, with respect to Forms 8-K, as soon as practicable, but in no event later than two (2) Business Days prior to the earliest of the dates the same are printed, sent or filed in the case of planned Forms 8-K and as soon as practicable, but in no event less than two (2) hours in the case of unplanned Forms 8-K;

provided, however, that WhiteWave may continue to revise such WhiteWave Public Documents prior to the filing thereof in order to make corrections and/or non-substantive changes, which corrections and changes shall be delivered by WhiteWave to Dean Foods as soon as practicable; provided, further, that Dean Foods and WhiteWave financial Representatives shall actively consult with each other regarding any changes (whether or not substantive) that WhiteWave may consider making to any of its WhiteWave Public Documents and related disclosures prior to any anticipated filing with the SEC, to the extent that such changes would have an effect upon Dean Foods’ financial statements or related disclosures. In addition to the foregoing, no WhiteWave Public Document or any other document that refers, or contains information not previously publicly disclosed with respect, to the ownership of WhiteWave by Dean Foods, the separation of WhiteWave from Dean Foods or the Distribution shall be filed with the SEC or otherwise made public by any WhiteWave Group Member without the prior written consent of Dean Foods, which shall not be unreasonably withheld, conditioned or delayed.

(ix) Budgets and Financial Projections. WhiteWave shall, as promptly as practicable and within Dean Foods’ standard budgeting timeline, deliver to Dean Foods copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise required by Dean Foods) relating to WhiteWave on a consolidated basis and shall provide Dean Foods an opportunity to meet with management of WhiteWave to discuss such budgets and projections.

(x) Other Information. With reasonable promptness, WhiteWave shall deliver to Dean Foods such additional financial and other information and data with respect to the WhiteWave Group and its business, properties, financial position, results of operations and prospects as from time to time may be reasonably requested by Dean Foods.

(xi) Press Releases and Similar Information. WhiteWave and Dean Foods shall consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and shall give each other the opportunity to review the information therein relating to the WhiteWave Group and to comment thereon. Dean Foods and WhiteWave shall use commercially reasonable efforts to issue their respective annual and quarterly earnings releases at approximately the same time on the same date. No later than twenty-four (24) hours prior to the time and date that a party intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such party shall deliver to the other party copies of substantially final drafts of all press releases and other statements (or relevant portions thereof) to be made available by any member of that party’s Group to employees of any member of that party’s Group or to the public to the extent such releases and statements concern matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any WhiteWave Group Member. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding two sentences, the issuing party shall consult with the other party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the issuing party shall deliver to the other party copies of final drafts of all press releases and other public statements.

(xii) Cooperation on Dean Foods Filings. WhiteWave shall cooperate fully, and shall use commercially reasonable efforts to cause the WhiteWave Auditors to cooperate fully, with Dean Foods to the extent requested by Dean Foods in the preparation of Dean Foods’ public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Dean Foods with the SEC, any national securities exchange or otherwise made publicly available (collectively, the “Dean Foods Public Filings”). WhiteWave agrees to provide to Dean Foods all information that Dean Foods reasonably requests in connection with any Dean Foods Public Filings or that, in the reasonable judgment of Dean Foods’ legal department, is required to be disclosed or incorporated by reference therein under any Law. WhiteWave shall use commercially reasonable efforts to provide such information in a timely manner on the dates requested by Dean Foods (which may be earlier than the dates on which WhiteWave otherwise would be required hereunder to make such information available) to enable Dean Foods to prepare, print and release all Dean Foods Public Filings on such dates as Dean Foods shall determine but in no event later than as required by applicable Law. WhiteWave shall use commercially reasonable efforts to cause the WhiteWave Auditors to consent to any reference to them as experts in any Dean Foods Public Filings required under any Law. If and to the extent requested by Dean Foods, WhiteWave shall diligently and promptly review all drafts of such Dean Foods Public Filings and prepare in a diligent and timely fashion any portion of such Dean Foods Public Filing pertaining to WhiteWave. Prior to any printing or public release of any Dean Foods Public Filing, an appropriate executive officer of WhiteWave shall, if requested by Dean Foods, certify that (1) the information relating to any WhiteWave Group Member or the WhiteWave Business in such Dean Foods Public Filing does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading and (2) the financial information relating to any WhiteWave Group member or the WhiteWave Business in such Dean Foods Public Filing fairly presents, in all material respects, the financial condition, results of operations and cash flows of such WhiteWave Group Member or the WhiteWave Business, as the case may be, for the periods presented in the release or the Dean Foods Public Filing. Unless required by Law, WhiteWave shall not publicly release any financial or other information that conflicts with the information with respect to any WhiteWave Group Member or the WhiteWave Business that is included in any Dean Foods Public Filing without Dean Foods’ prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Prior to the release or filing thereof, Dean Foods shall provide WhiteWave with a draft of any portion of a Dean Foods Public Filing containing information relating to the WhiteWave Group and shall give WhiteWave an opportunity to review such information and comment thereon; provided that Dean Foods shall determine in its sole and absolute discretion the final form and content of all Dean Foods Public Filings.

(b) Auditors and Audits; Annual Statements and Accounting. WhiteWave agrees that, for so long as Dean Foods is required to consolidate WhiteWave’s results of operations and financial position (determined in accordance with generally accepted accounting principles consistently applied and consistent with SEC reporting requirements):

(i) Selection of WhiteWave Auditors. Unless otherwise required by Law or if determined advisable by the Audit Committee of the Board of Directors of WhiteWave, WhiteWave shall not engage a different accounting firm than Deloitte & Touche LLP (or its affiliate accounting firms) (unless so requested by Dean Foods in accordance with a change by Dean Foods in its accounting firm) to serve as its (and the WhiteWave Affiliates’) independent certified public accountants (the “WhiteWave Auditors”) without Dean Foods’ prior written consent (which shall not be unreasonably withheld); provided, however, that, to the extent any such WhiteWave Affiliates are currently using a different accounting firm to serve as their independent certified public accountants, such WhiteWave Affiliates may continue to use such accounting firm provided such accounting firm is and remains reasonably satisfactory to Dean Foods.

(ii) Audit Timing. WhiteWave shall use commercially reasonable efforts to enable the WhiteWave Auditors to complete their audit such that they shall date their opinion on the Annual Financial Statements on the same date that Dean Foods’ independent certified public accountants (the “Dean Foods Auditors”) date their opinion on Dean Foods’ audited annual financial statements (the “Dean Foods Annual Statements”), and to enable Dean Foods to meet its timetable for the printing, filing and public dissemination of the Dean Foods Annual Statements, all in accordance with Section 5.1(a) hereof and as required by applicable Law.

(iii) Information Needed by Dean Foods. WhiteWave shall use commercially reasonable efforts to provide to Dean Foods on a timely basis all information that Dean Foods reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Dean Foods Annual Statements and Dean Foods’ quarterly financial statements in accordance with Section 5.1(a) hereof and as required by applicable Law. Without limiting the generality of the foregoing, WhiteWave shall use commercially reasonable efforts to provide all required financial information with respect to the WhiteWave Group to the WhiteWave Auditors in a sufficient and reasonable time and in sufficient detail to permit the WhiteWave Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the Dean Foods Auditors with respect to information to be included or contained in the Dean Foods Annual Statements and Dean Foods’ quarterly financial statements.

(iv) Access to WhiteWave Auditors. WhiteWave shall authorize the WhiteWave Auditors to make available to the Dean Foods Auditors both the personnel who performed, or are performing, the annual audit of WhiteWave and work papers related to the annual audit of WhiteWave, in all cases within a reasonable time prior to the WhiteWave Auditors’ opinion date, so that the Dean Foods Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the WhiteWave Auditors as it relates to the Dean Foods Auditors’ report on Dean Foods’ statements, all within sufficient time to enable Dean Foods to meet its timetable for the printing, filing and public dissemination of the Dean Foods Annual Statements and Dean Foods’ quarterly financial statements.

(v) Access to Records. At Dean Foods’ request, WhiteWave shall provide Dean Foods’ internal auditors with access to the WhiteWave Group’s books and records so that Dean Foods may conduct reasonable audits relating to the financial statements provided by WhiteWave under this Agreement as well as to the internal accounting controls and operations of the WhiteWave Group.

(vi) WhiteWave Accounting Changes. WhiteWave shall give Dean Foods as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, WhiteWave’s accounting estimates or accounting principles. WhiteWave shall consult with Dean Foods and, if requested by Dean Foods, WhiteWave shall consult with the Dean Foods Auditors with respect thereto. WhiteWave shall not make any such determination or changes without Dean Foods’ prior written consent, which shall not be unreasonably withheld, conditioned or delayed, if such a determination or a change would be sufficiently material to be required to be disclosed in WhiteWave’s or Dean Foods’ financial statements as filed with the SEC or otherwise publicly disclosed therein.

(vii) Dean Foods Accounting Changes. Dean Foods shall give WhiteWave as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Dean Foods’ accounting estimates or accounting principles that relate to the WhiteWave Business. Dean Foods may request that WhiteWave make, and WhiteWave shall, in good faith, consider making, corresponding changes in its accounting estimates, practices and principles in order that they would be consistent with those of Dean Foods. In considering such changes, WhiteWave shall consult with Dean Foods and, if requested by Dean Foods, WhiteWave shall consult with the Dean Foods Auditors with respect thereto.

(viii) Special Reports of Deficiencies or Violations. WhiteWave shall report in reasonable detail to Dean Foods the following events or circumstances promptly after any executive officer of WhiteWave or any member of the WhiteWave Board of Directors becomes aware of such matter: (A) all actual or potential significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect WhiteWave’s ability to record, process, summarize or report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in WhiteWave’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of Law that an attorney representing any WhiteWave Group Member has formally made to any officers or directors of WhiteWave pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).

(c) Additional Agreements Regarding Financial Information. WhiteWave agrees that, if the provisions of Section 5.1(a) and Section 5.1(b) cease to apply and for so long as Dean Foods is required to account for WhiteWave using the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied and consistent with SEC reporting requirements), WhiteWave shall (and shall cause each other WhiteWave Group Member to) (i) maintain in effect at WhiteWave’s own cost and expense adequate systems and controls to the extent necessary to enable Dean Foods to satisfy its reporting, accounting, audit and other obligations, and (ii) provide to Dean Foods (in such form as WhiteWave retains such Information for its own use) all financial and other data and Information as Dean Foods reasonably determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

Section 5.2 Other Covenants. In addition to the other covenants contained in this Agreement and the Ancillary Documents, WhiteWave hereby covenants and agrees that, for so long as Dean Foods beneficially owns at least fifty percent (50%) of the total voting power of all classes of then outstanding capital stock of WhiteWave entitled to vote in the election of directors (“WhiteWave Voting Stock”):

(a) WhiteWave shall not, without the prior written consent of Dean Foods, take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Dean Foods to freely sell, transfer, assign, pledge or otherwise dispose of shares of WhiteWave Common Stock or would restrict or limit the rights of any transferee of Dean Foods as a holder of WhiteWave Common Stock. Without limiting the generality of the foregoing, WhiteWave shall not, without the prior written consent of Dean Foods, take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Dean Foods as a WhiteWave stockholder either (i) solely as a result of the amount of WhiteWave Common Stock owned by Dean Foods or (ii) in a manner not applicable to WhiteWave stockholders generally.

(b) WhiteWave shall not, without the prior written consent of Dean Foods, issue any shares of WhiteWave Capital Stock or any rights, warrants or options to acquire WhiteWave Capital Stock (including securities convertible into or exchangeable for WhiteWave Capital Stock), if after giving effect to such issuances and considering all of the shares of WhiteWave Capital Stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), Dean Foods would own less than fifty percent (50%) of the WhiteWave Voting Stock.

(c) To the extent that Dean Foods is a party to any Contracts that provide that certain actions or inactions of Dean Foods Affiliates (which for purposes of such Contract includes any WhiteWave Group Member) may result in Dean Foods being in breach of or in default under such Contracts and Dean Foods has advised WhiteWave of the existence, and has furnished WhiteWave with copies, of such Contracts (or the relevant portions thereof), WhiteWave shall not take or fail to take, as applicable, and WhiteWave shall cause the other WhiteWave Group Members not to take or fail to take, as applicable, any actions that would reasonably be expected to result in Dean Foods being in breach of or in default under any such Contract. The parties acknowledge and agree that from time to time Dean Foods may in good faith (and without the effect of imposing restrictions on WhiteWave pursuant to this covenant that are not generally applicable to Dean Foods’ Subsidiaries) enter into additional Contracts or amendments to existing Contracts that provide that certain actions or inactions of Dean Foods Subsidiaries or Affiliates (including, for purposes of this Section 5.2(c), WhiteWave Group Members) may result in Dean Foods being in breach of or in default under such Contracts. In such event, provided Dean Foods has notified WhiteWave of such additional Contracts or amendments to existing Contracts and has furnished WhiteWave with copies of such additional Contracts or amendments to existing Contracts (or relevant portions thereof), WhiteWave shall not thereafter take or fail to take, as applicable, and WhiteWave shall cause the other WhiteWave Group Members not to take or fail to take, as applicable, any actions that would reasonably be expected to result in Dean Foods being in breach of or in default under any such additional Contracts or amendments to existing Contracts. Dean Foods acknowledges and agrees that WhiteWave shall not be deemed in breach of this Section 5.2(c) to the extent that, prior to being notified by Dean Foods of, and furnished with copies of, an additional Contract or an amendment to an existing Contract pursuant to this Section 5.2(c), a WhiteWave Group Member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 5.2(c) had such action(s) or inaction(s) occurred after such notification, provided that WhiteWave does not, after notification by Dean Foods, take any further action or fail to take any action that contributes further to such breach or default. WhiteWave agrees that any Information provided to it pursuant to this Section 5.2(c) will constitute Information that is subject to WhiteWave’s obligations under Article 6.

Section 5.3 Covenants Regarding the Incurrence of Indebtedness.

(a) WhiteWave covenants and agrees that prior to the IPO Settlement, WhiteWave shall not, and WhiteWave shall not permit any other WhiteWave Group Member to, without Dean Foods’ prior written consent, directly or indirectly, solicit, initiate or encourage any negotiations or discussions with respect to any offer or proposal for WhiteWave Indebtedness, other than the WhiteWave Bank Facilities.

(b) WhiteWave covenants and agrees, that notwithstanding any other provision in this Agreement to the contrary, prior to the IPO Settlement, WhiteWave shall not, and WhiteWave shall not permit any other WhiteWave Group Member to, without the prior written consent of the Executive Committee of the Dean Foods Board of Directors, directly or indirectly, (i) incur any WhiteWave Indebtedness (other than pursuant to the Inter-Group Notes and the WhiteWave Indebtedness set forth on Schedule 5.3); (ii) amend the WhiteWave Bank Facilities; or (iii) fail to comply in any material respect with all of the terms and conditions of the WhiteWave Bank Facilities after giving effect to any applicable cure period provided for therein.

(c) WhiteWave covenants and agrees that after the IPO Settlement and through the Distribution Date, WhiteWave shall not, and WhiteWave shall not permit any other WhiteWave Group Member to, without the prior written consent of the Executive Committee of the Dean Foods Board of Directors, directly or indirectly, (i) incur any WhiteWave Indebtedness other than pursuant to the WhiteWave Bank Facilities or as set forth on Schedule 5.3; (ii) amend the WhiteWave Bank Facilities; or (iii) fail to comply in all material respects with all of the terms and conditions of the WhiteWave Bank Facilities after giving effect to any applicable cure period provided for therein. In order to implement this Section 5.3(c), WhiteWave shall notify Dean Foods within a reasonable period of time, but in no event less than 24 hours prior to the time it or any other WhiteWave Group Member intends to incur any WhiteWave Indebtedness of its intention to do so and obtain Dean Foods’ consent to the incurrence of such proposed additional WhiteWave Indebtedness.

(d) WhiteWave hereby covenants and agrees that, for so long as WhiteWave constitutes a “Restricted Subsidiary” as such term is defined in the Dean Foods Credit Agreement, WhiteWave shall not, and WhiteWave shall not permit any other WhiteWave Group Member to, without Dean Foods’ prior written consent, create, incur, assume or suffer to exist any WhiteWave Indebtedness or take any other action if the incurrence of such WhiteWave

Indebtedness or such other action would cause Dean Foods to be in breach of or in default under any Contract the existence of which Dean Foods has advised WhiteWave and of which Dean Foods has furnished WhiteWave a copy (including the Dean Foods Credit Agreement or any indenture or supplemental indenture governing Dean Foods’ senior notes), or if the incurrence of such WhiteWave Indebtedness could be reasonably likely to adversely impact the credit rating of any Dean Foods indebtedness.

Section 5.4 Release of Guarantees and Substitution of Deposits. WhiteWave shall use commercially reasonable efforts to cause Dean Foods to be released, on or prior to the Distribution Date, from the guarantees, security deposits, pledges, letters of credit and other security obligations (the “Security Obligations”) relating to WhiteWave’s obligations and operations as set forth in Schedule 5.4. For the avoidance of doubt, Dean Foods shall have no obligation to WhiteWave under this Agreement to maintain any Security Obligation beyond the Distribution Date.

Section 5.5 Release of Collateral and Subsidiary Guarantees. Dean Foods shall use commercially reasonable efforts to cause (x) the Administrative Agent under the Dean Foods Credit Agreement to, at WhiteWave’s expense, execute and deliver to Dean Foods or WhiteWave such instruments and documents, and take any other actions, as are reasonably requested by WhiteWave, to evidence the termination and release of the guarantees, liens, pledges, mortgages and security interests from any WhiteWave Group Member securing the obligations under the Dean Foods Credit Agreement and (y) at WhiteWave’s expense, each WhiteWave Group Member to be fully and unconditionally released from its obligations under the Indenture, dated as of May 15, 2006, among Dean Foods, the subsidiary guarantors listed therein, and The Bank of New York Trust Company, N.A., as Trustee, as amended, modified or supplemented from time to time, or any securities issued pursuant thereto.

ARTICLE 6

ACCESS TO INFORMATION

Section 6.1 Restrictions on Disclosure of Information.

(a) Generally. Without limiting any rights or obligations under any other existing or future agreement between the parties and/or any other members of their respective Group relating to confidentiality, for five (5) years after the Contribution Closing each party shall, and each party shall cause its respective Group Members and its Representatives to, hold in strict confidence, with at least the same degree of care that applies to Dean Foods’ confidential and proprietary Information pursuant to policies in effect as of the Contribution Closing, all confidential and proprietary Information concerning the other Group that is either in its possession as of the Contribution Closing or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, each party, its respective Group Members and its Representatives, may disclose such Information to the extent that such party can demonstrate that such Information is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties and/or any of their respective Group Members relating to confidentiality, or (ii) lawfully acquired from a third Person on a non-confidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, any such Information. Each party shall maintain, and shall cause its respective Group Members and Representatives to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 6.1.

(b) Disclosure of Third-Person Information. WhiteWave acknowledges that it and other WhiteWave Group Members may have in its or their possession confidential or proprietary Information of third Persons that was received under confidentiality or non-disclosure agreement with such third Person while part of Dean Foods. WhiteWave shall, and WhiteWave shall cause its respective Group Members and its and their respective Representatives to, hold in strict confidence the confidential and proprietary Information of third Persons to which any WhiteWave Group Member has access, in accordance with the terms of any agreements entered into prior to the Contribution Closing between Dean Foods Group Members (whether acting through, on behalf of, or in connection with, the WhiteWave Business) and such third Persons.

Section 6.2 Legally Required Disclosure of Information. If either party or any of its respective Group Members or Representatives becomes legally required to disclose any Information (the “Disclosing Party”) that it is otherwise obligated to hold strict confidence pursuant to Section 6.1, such party shall promptly notify the Person that owns the Information (the “Owning Party”) and shall use commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 6.2. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 6.2, the Disclosing Party shall (a) disclose only that portion of the Information which its legal counsel advises it is required to disclose, (b) use commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment shall be accorded such Information, and (c) promptly provide the Owning Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed.

Section 6.3 Access to Information. Without limiting any of the parties’ respective rights or obligations set forth in Section 5.1, during the Retention Period (as defined in Section 6.4 below), each party shall cooperate with and afford, and shall cause its respective Group Members and Representatives to cooperate with and afford, to the other party reasonable access upon reasonable advance written request to all Information (other than Information which is (a) protected from disclosure by the attorney-client privilege or work product doctrine, (b) proprietary in nature, (c) the subject of a confidentiality agreement between such party and a third Person which prohibits disclosure to the other party, or (d) prohibited from disclosure under applicable Law) owned by such party or one of its Group Members or within such party’s or any of its respective Group Member’s or Representative’s possession which is created prior to the Distribution Date and which relates to the requesting party’s (the “Requestor”) business, assets or liabilities, and such access is reasonably required by the Requestor (i) to comply with requirements imposed on the Requestor by any Governmental Authority, (ii) for use in any

proceeding (except for a litigation matter between the parties or any of their respective Group Members), (iii) to satisfy audit, accounting, Tax or similar requirements, (iv) to obtain insurance, or (v) to comply with the Requestor’s obligations under this Agreement or any Ancillary Document. As used in this Agreement, “access” shall mean the obligation of a party in possession of Information (the “Possessor”) requested by the Requestor to exert commercially reasonable efforts to locate all requested Information that is owned and/or possessed by Possessor or any respective Group Members or Representatives. The Possessor, at its own expense, shall conduct a diligent search designed to identify all requested Information and shall collect all such Information for inspection by the Requestor during normal business hours at the Possessor’s place of business. Subject to such confidentiality and/or security obligations as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at Requestor’s expense. Alternatively, the Possessor may choose to deliver, at the Requestor’s expense, all requested Information to the Requestor in the form requested by the Requestor. The Possessor shall notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor shall return such Information when no longer needed to the Possessor at the Possessor’s expense. In connection with providing Information pursuant to this Section 6.3, each party hereto shall, upon the request of the other party and upon reasonable advance notice, make available during normal business hours its respective employees (and those employees of its respective Group Members and Representatives, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the Requestor. Any Information provided pursuant to this Section 6.3 shall remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 6.4 Record Retention. WhiteWave shall, and WhiteWave shall cause each of the other WhiteWave Group Members to, adopt and comply with a record retention policy with respect to Information owned by or in the possession of the WhiteWave Group and which is created prior to the Distribution Date that is no less stringent than Dean Foods’ record retention policy in effect as of the Contribution Closing or as Dean Foods may modify such policy during the three (3) year period subsequent to the Distribution Date, provided that Dean Foods notifies WhiteWave of any such modifications. Each party shall, at its sole cost and expense, preserve and retain all Information in its respective possession or control that the other party has the right to access pursuant to Section 6.3 or that it is required to preserve and retain in accordance with such record retention policy or for any longer period as may be required by (a) any Governmental Authority, (b) any litigation matter, (c) applicable Law, or (d) any Ancillary Document (as applicable, the “Retention Period”). If either party wishes to dispose of any Information that it is obligated to retain under this Section 6.4 prior to the expiration of the Retention Period, then that party shall first provide forty-five (45) days’ written notice to the other party, and the other party shall have the right, at its option but at the expense of the party that desires to dispose of such Information, upon prior written notice within such 45-day period, to take possession of such Information within ninety (90) days after the date of the notice provided pursuant to this Section 6.4. Written notice of intent to dispose of such Information shall include a description of the Information in detail sufficient to allow the other party to reasonably assess its potential need to retain such materials.

Section 6.5 Production of Witnesses. After the Contribution Closing, each party shall use commercially reasonable efforts, and shall cause each of its respective Group Members to use commercially reasonable efforts, to make available to each other, upon written request, its past and present Representatives as witnesses to the extent that any such Representatives may reasonably be required (giving consideration to the business demands upon such Representatives) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

Section 6.6 Reimbursement. Unless otherwise provided in this Article 6, each party providing access to Information or witnesses to the other party pursuant to Sections 6.3, 6.4 or 6.5 shall be entitled to receive from the receiving party, upon the presentation of invoices therefor, payment for all reasonable, out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expenses) as may be reasonably incurred in providing such Information or witnesses.

Section 6.7 Other Agreements Regarding Access to Information. The rights and obligations of the parties under this Article 6 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any Ancillary Document.

Section 6.8 Acquisition of WhiteWave or All or any Portion of the Retained Business by another Person. In the event Dean Foods or WhiteWave enters into an agreement with a third Person to sell, directly or indirectly, all or any portion of the Dean Foods Business or of the WhiteWave Business, respectively, whether by a stock or asset sale, merger or otherwise, Dean Foods and WhiteWave each covenants and agrees in connection with any such disposition not to disclose any Information of WhiteWave or relating to the WhiteWave Business or of Dean Foods or relating to the Dean Foods Business, as applicable, to such third Person without the other party’s express written consent.

Section 6.9 Limitations of Liability. Except as otherwise provided in Article 8, no Person shall have any Liability in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of willful misconduct by the Person providing such Information.

ARTICLE 7

ADDITIONAL COVENANTS AND OTHER MATTERS

Section 7.1 Further Assurances. Subject to the terms and conditions set forth elsewhere in this Agreement and the Ancillary Documents:

(a) each party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the Contribution, the Distribution and the other transactions contemplated hereby and by the Ancillary Documents, including, using commercially reasonable efforts to, and, except to the extent restricted by Law, cooperating with the other party to, (i) obtain all Consents from any Governmental Authority or other third party necessary or advisable in connection with the consummation of the Contribution, the Distribution and the other transactions contemplated hereby or by any Ancillary Document, (ii) avoid any Action by any Governmental Authority in connection with the consummation of the Contribution, the Distribution and the other transactions contemplated hereby or by any Ancillary Document, and (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed;

(b) at the request and expense of WhiteWave, Dean Foods shall execute and deliver, and shall cause applicable Dean Foods Group Members to execute and deliver, to WhiteWave and/or applicable WhiteWave Group Members such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such other actions as WhiteWave may reasonably deem necessary or desirable in order (a) to transfer, convey and assign to WhiteWave and the other WhiteWave Group Members, as applicable, the WhiteWave Transferred Assets, (b) to put WhiteWave and the other WhiteWave Group Members, as applicable, in actual possession and operating control thereof and (c) to permit WhiteWave and the other WhiteWave Group Members, as applicable, to exercise all rights with respect thereto;

(c) at the request and expense of Dean Foods, WhiteWave shall execute and deliver, and shall cause applicable WhiteWave Group Members to execute and deliver, to Dean Foods and/or applicable Dean Foods Group Members such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such other actions as Dean Foods may reasonably deem necessary or desirable in order (a) to transfer, convey and assign to Dean Foods and the other Dean Foods Group Members, as applicable, the Dean Foods Transferred Assets, (b) to put Dean Foods and the other Dean Foods Group Members, as applicable, in actual possession and operating control thereof and (c) to permit Dean Foods and the other Dean Foods Group Members, as applicable, to exercise all rights with respect thereto;

(d) at the request and expense of Dean Foods, WhiteWave shall execute and deliver, and shall cause the applicable WhiteWave Group Members to execute and deliver, to Dean Foods and/or applicable Dean Foods Group Members all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Dean Foods may reasonably deem necessary or desirable in order to ensure that WhiteWave and the other WhiteWave Group Members fully and unconditionally assume and discharge the WhiteWave Assumed Liabilities as contemplated under this Agreement, the Ancillary Documents or any document in connection herewith or therewith; and

(e) at the request and expense of WhiteWave, Dean Foods shall execute and deliver, and shall cause the applicable Dean Foods Group Members to execute and deliver, to WhiteWave and/or applicable WhiteWave Group Members all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as WhiteWave may reasonably deem necessary or desirable in order to ensure that Dean Foods and the other Dean Foods Group Members fully and unconditionally assume and discharge the Dean Foods Assumed Liabilities as contemplated under this Agreement, the Ancillary Documents or any document in connection herewith or therewith.

Section 7.2 Performance. Dean Foods shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Document to be performed by any Dean Foods Group Member. WhiteWave shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Document to be performed by any WhiteWave Group Member. Each party further agrees that it shall cause its other Group Members not to take any action or fail to take any action inconsistent with such party’s obligations under this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby.

Section 7.3 Property Transfers. Each of Dean Foods and WhiteWave, on behalf of itself and its Group Members, waives (and agrees not to assert) any claim or demand that it may have against any other Group Member for any Liabilities or other claims relating to or arising out of: (i) the failure of any WhiteWave Group Member, on the one hand, or Dean Foods Group Member, on the other hand, to provide any notification or disclosure required under any state property transfer requirements or other Environmental Law in connection with the Contribution or the other transactions contemplated by this Agreement or any Ancillary Document, including the transfer by any Person in any Group to any Person in the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee or the Consents required under Environmental Law for such Assets or operations, or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state property transfer requirements or other Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable or relevant Asset hereby assumes and agrees to pay any such Liability.

Section 7.4 Litigation Matters. WhiteWave agrees that the Existing WhiteWave Litigation Matters constitute pre-existing Third-Party Claims, as that term is defined below in Section 8.3(d)(i), which were initiated prior to the Contribution Closing and for which proper notice has been given, and WhiteWave hereby expressly assumes control of such Existing WhiteWave Litigation Matters pursuant to Section 8.3(d)(i) as the Indemnifying Party. Dean Foods agrees that the Existing Dean Foods Litigation Matters constitute pre-existing Third-Party Claims, which were initiated prior to the Contribution Closing and for which proper notice has been given, and Dean Foods hereby expressly assumes control of such Existing Dean Foods Litigation Matters pursuant to Section 8.3(d)(i) as the Indemnifying Party. The parties further agree that the Existing WhiteWave Litigation Matters are and shall remain and be treated as Third-Party Claims after the Contribution Closing and that the Existing Dean Foods Litigation Matters are and shall remain and be treated as Third-Party Claims after the Contribution Closing. Notwithstanding anything to the contrary, (i) WhiteWave agrees to indemnify each Dean Foods Indemnified Party for the Existing WhiteWave Litigation Matters pursuant to the terms of indemnification set forth below in Article 8 for any and all Damages incurred or suffered by any Dean Foods Indemnified Party whether such Damages arise or accrue prior to, on or following the Contribution Closing; and (ii) Dean Foods agrees to indemnify each WhiteWave Indemnified Party for the Existing Dean Foods Litigation Matters pursuant to the terms of indemnification set forth below in Article 8 for any and all Damages incurred or suffered by any WhiteWave Indemnified Party whether such Damages arise or accrue prior to, on or following the

Contribution Closing. Each of Dean Foods and WhiteWave agrees that the outside legal counsel currently retained by WhiteWave or Dean Foods, as applicable, in the Existing WhiteWave Litigation Matters and the Existing Dean Foods Litigation Matters may continue to represent the interests of both WhiteWave and Dean Foods, subject to Section 8.3(d)(ii) and Section 8.3(d)(iii) below. In the event that any Action is instituted (or threatened to be instituted) relating to this Agreement or any of the transactions contemplated hereby (other than any such Action solely between one or more Dean Foods Group Members and one or more WhiteWave Group Members), each party shall, and shall cause its respective Groups to, reasonably cooperate with each other in the defense of such Action.

Section 7.5 Insurance Matters.

(a) Directors’ and Officers’ Insurance. WhiteWave and its Covered Subsidiaries, and each of their directors and officers shall be covered under Dean Foods’ directors’ and officers’ insurance program until the Distribution Date. WhiteWave shall promptly pay or reimburse Dean Foods, as the case may be, for all costs and expenses associated with this coverage that are allocated by Dean Foods to WhiteWave and its Covered Subsidiaries in accordance with Dean Foods’ practice with respect to the WhiteWave Business as of the Contribution Closing. WhiteWave may review said policies upon request. WhiteWave acknowledges that such directors’ and officers’ insurance coverage shall terminate as of the Distribution Date, and WhiteWave covenants and agrees that it shall take appropriate steps to secure directors’ and officers’ insurance coverage for itself, its Subsidiaries and each of their directors and officers no later than the Distribution Date.

(b) Other Insurance. Except as set forth in Section 7.5(a) with respect to directors’ and officers’ insurance, during the period from the Contribution Closing through the Distribution Date, Dean Foods shall, subject to insurance market conditions and other factors beyond Dean Foods’ reasonable control, maintain, for the protection of WhiteWave and its Covered Subsidiaries, policies of insurance that are comparable to those maintained generally for Dean Foods and its Covered Subsidiaries during the same period. WhiteWave shall promptly pay or reimburse Dean Foods, as the case may be, for all costs and expenses associated therewith that are allocated by Dean Foods to WhiteWave and its Covered Subsidiaries in accordance with (i) Dean Foods’ practice with respect to the WhiteWave Business as of the Contribution Closing, or (ii) the terms of the Transition Services Agreement, as applicable. To the extent Dean Foods purchases a new type of insurance, or an amount or level of insurance not previously purchased by Dean Foods in order to protect, at least in part, WhiteWave or any of its Covered Subsidiaries, that portion of the costs and expenses of such insurance attributable to WhiteWave or any of its Covered Subsidiaries, as determined in Dean Foods’ sole discretion, shall be reimbursed by WhiteWave. For claims made by WhiteWave under insurance programs made available to WhiteWave pursuant to this Section 7.5(b), Dean Foods shall allocate a portion of Dean Foods’ deductible to WhiteWave in accordance with the schedule set forth on Schedule 7.5(b) and Dean Foods shall be responsible for the payment to WhiteWave of any portion of the applicable deductible not allocated to WhiteWave.

(c) Payments and Reimbursements. All payments and reimbursements by WhiteWave pursuant to this Section 7.5 shall be made within thirty (30) days after WhiteWave’s receipt of an invoice therefor from Dean Foods.

(d) Changes in Costs or Expenses. The costs and expenses for which WhiteWave is obligated to pay or reimburse Dean Foods pursuant to this Section 7.5 shall be based on Dean Foods’ current insurance costs and expenses as of the Contribution Closing and shall be appropriately adjusted as a result of any changes in those costs and expenses after the Contribution Closing, although the methodology upon which such costs and expenses is based shall remain the same.

(e) Notification of Changes. Dean Foods agrees to provide WhiteWave not less than sixty (60) days advance written notice (or such shorter notice as may be necessary under the circumstances) in the event it elects (or any of its insurers notifies Dean Foods in writing of such insurer’s election) to cancel or effect any modification of the terms and conditions of any Dean Foods insurance policy that provides coverage to WhiteWave or any of its Covered Subsidiaries that is materially adverse to WhiteWave or any of its Covered Subsidiaries, which notice shall include the anticipated date of cancellation or a description of such modification, as applicable.

(f) Historical Loss Data. For no less than seven (7) years after the Contribution Closing, Dean Foods shall use commercially reasonable efforts to make available to WhiteWave, upon written request, historical insurance loss Information relating to the WhiteWave Business and any other Information relating to Dean Foods’ historic insurance program with respect to the WhiteWave Business. Any such Information provided to WhiteWave pursuant to this provision shall also be subject to the provisions of Section 6.3.

(g) Post Distribution Date. WhiteWave acknowledges and agrees that from and after the Distribution Date (i) no Dean Foods Group Member shall purchase or maintain, or cause to be purchased or maintained, any insurance policy for the protection of WhiteWave, its Covered Subsidiaries, any WhiteWave Group Member or any of their respective directors and officers, and (ii) the WhiteWave Group (including WhiteWave and its Covered Subsidiaries) shall purchase insurance coverage sufficient to protect its interests. From and after the Distribution Date, WhiteWave Group Members shall be entitled to pursue claims against insurance policies of the Dean Foods Group with respect to occurrences on or prior to the Distribution Date, to the extent permitted under the terms of such insurance policies.

Section 7.6 Conduct of WhiteWave Business between Contribution Closing and the IPO Settlement Date. From the Contribution Closing through the IPO Settlement Date, WhiteWave shall (and WhiteWave shall cause each other WhiteWave Group Member to) conduct its operations in the Ordinary Course of Business. Without limiting the generality of the foregoing, prior to the IPO Settlement Date, WhiteWave shall not (and WhiteWave shall cause each other WhiteWave Group Member not to), without the written consent of Dean Foods, take any action outside the Ordinary Course of Business, including: (a) except with the express prior written consent of Dean Foods, the incurrence of any capital expenditures; (b) the acquisition of any business, by means of merger, consolidation or otherwise; (c) any action intended to result in the acceleration of payment of any account payable or delay in the creation or collection of any account receivable; or (d) any loans, advances or capital contributions to, or investments in, any other Person (other than any WhiteWave Group Member).

Section 7.7 Conduct of WhiteWave Business between IPO Settlement Date and Distribution Date. Subject to any additional restrictions in the Tax Matters Agreement, during the period from the IPO Settlement Date through the earlier of the Distribution Date and the termination of this Agreement, WhiteWave covenants and agrees that the WhiteWave Group as a whole shall not, without the prior written consent of the Executive Committee of the Board of Directors of Dean Foods: (a) acquire any business, by means of merger, consolidation or otherwise, of any other Person, for aggregate consideration of more than $10 million for such acquisition, (b) dispose of Assets, other than the sale of inventory in the Ordinary Course of Business, held by the WhiteWave Group, by sale or otherwise, with an aggregate value of more than $10 million in any one such disposition, or (c) acquire any equity or debt securities of any other Person, for aggregate consideration of more than $10 million per acquisition.

Section 7.8 Signs; Use of Names. Except as otherwise contemplated by this Agreement or any Ancillary Document, prior to the Distribution Date, the parties, at WhiteWave’s expense, shall remove (or, if necessary, on an interim basis cover up) any and all exterior and interior signs and identifiers on any WhiteWave Asset that refer or pertain to any Dean Foods Group Member or the Dean Foods Business, or on any Dean Foods Asset that refer or pertain to WhiteWave or the WhiteWave Business. After such period, (i) no WhiteWave Group Member shall use or display any Dean Foods Name, or any variations thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any Dean Foods Group Member that have not been assigned or licensed to such WhiteWave Group Member, and (ii) no Dean Foods Group Member shall use or display any trademarks, trade names, logos or identifiers owned by or licensed to any WhiteWave Group Member that have not been assigned or licensed to such Dean Foods Group Member, without the prior written consent of the other party; provided, that notwithstanding the foregoing, nothing contained in this Agreement shall prevent either party from using the other’s name in public filings with Governmental Authorities, materials intended for distribution to either party’s stockholders or any other communication in any medium that describes the relationship between the parties, including materials distributed to employees relating to the transition of employee benefit plans; and provided further, that WhiteWave shall be permitted to use its inventories of packaging and promotional materials and other supplies existing as of the Contribution Closing that bear any Dean Foods Name.

Section 7.9 Voting of WhiteWave Common Stock by Dean Foods.

(a) From and after the completion of the Distribution, Dean Foods shall, and shall cause the other applicable Dean Foods Group Members to, grant an irrevocable proxy, which shall be deemed coupled with an interest sufficient in law to support an irrevocable proxy, to WhiteWave or its designees to vote, with respect to any matters as to which a holder of shares of WhiteWave Class A common stock is entitled to vote, any shares of WhiteWave Class A Common Stock held by any Dean Foods Group Member over which any Dean Foods Group Member has voting control (i) in the case of a proposal submitted for the approval of stockholders of WhiteWave by the affirmative vote of a majority of the votes cast by the holders of the Class A Common Stock and the affirmative vote of a majority of the votes cast by the holders of the Class B Common Stock voting as separate classes, in proportion to the votes cast by the other holders of WhiteWave Class A Common Stock and (ii) in the case of a proposal submitted for the approval of the stockholders of WhiteWave by the affirmative vote of a majority of the votes cast by the holders of the Class A Common Stock and Class B Common Stock voting together as a single class in proportion to the votes cast by the other holders of WhiteWave Class A Common Stock and WhiteWave Class B Common Stock, taken as a whole; provided that (A) such proxy shall automatically be revoked as to a particular share upon any sale or transfer of such share to a Person other than a Dean Foods Group Member; and (B) nothing in this Section 7.9(a) shall limit or prohibit any such sale or transfer, free and clear of any Lien.

(b) Dean Foods agrees to, and shall cause its applicable Subsidiaries to, perform such further acts and execute such further instruments as may be reasonably necessary to vest in WhiteWave the power to carry out and give effect to the provisions of this Section 7.9.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Indemnification by WhiteWave Group. Subject to the provisions hereof, WhiteWave shall, and shall cause each other entity in the WhiteWave Group as of the Contribution Closing to, jointly and severally, indemnify, defend and hold harmless Dean Foods, each Dean Foods Group Member, each of their respective past and present directors, officers and employees, and each of their respective successors and assigns (collectively, the “Dean Foods Indemnified Parties”) from and against any and all Damages incurred or suffered by the Dean Foods Indemnified Parties arising or resulting from the following, whether such Damages arise or accrue prior to, at or following the Contribution Closing:

(a) the failure of WhiteWave or any other WhiteWave Group Member or any other Person to pay, perform or otherwise properly discharge any of the WhiteWave Liabilities in accordance with their respective terms;

(b) the WhiteWave Business or any WhiteWave Liability, including any Liabilities arising out of or relating to the Existing WhiteWave Litigation Matters;

(c) any breach by WhiteWave or any WhiteWave Group Member of this Agreement or any Ancillary Document; and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the IPO Registration Statement and any other documents filed with the SEC in connection with the IPO or the transactions contemplated in this Agreement, except to the extent such statement or omission is part of any Dean Foods Disclosure Portion.

Section 8.2 Indemnification by Dean Foods Group. Subject to the provisions hereof, Dean Foods shall, and shall cause each other entity in the Dean Foods Group as of the Contribution Closing to, jointly and severally indemnify, defend and hold harmless each WhiteWave Group Member, each of their respective past and present directors, officers and employees, and each of their respective successors and assigns (collectively, the “WhiteWave Indemnified Parties”) from and against any and all Damages incurred or suffered by the WhiteWave Indemnified Parties arising or resulting from the following, whether such Damages arise or accrue prior to, at or following the Contribution Closing:

(a) the failure of Dean Foods or any other Dean Foods Group Member or any other Person to pay, perform or otherwise properly discharge any of the Dean Foods Liabilities in accordance with their respective terms;

(b) the Dean Foods Business or any Dean Foods Liability, including any Liabilities arising out of or relating to the Existing Dean Foods Litigation Matters;

(c) any breach by Dean Foods or any Dean Foods Group Member of this Agreement or any Ancillary Document; and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in, or incorporated by reference into, the IPO Registration Statement and any other documents filed with the SEC in connection with the IPO or the transactions contemplated in this Agreement solely to the extent such statement or omission is part of any Dean Foods Disclosure Portion.

Section 8.3 Claim Procedure.

(a) Claim Notice. A Person that seeks indemnity under this Article 8 (an “Indemnified Party”) shall give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”), whether the Damages sought arise from matters solely between the parties or from Third-Party Claims. With respect to matters solely between the parties, the Claim Notice must contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent that the Indemnifying Party is prejudiced by such delay or deficiency or the amount of any associated Damages is increased by such delay or deficiency.

(b) Response to Notice of Claim. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party shall pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount.

(c) Contested Claims. In the event that the Indemnifying Party disputes the Claimed Amount, such dispute shall be resolved in accordance with Section 9.1 and Section 9.2. Upon ultimate resolution thereof, the parties shall take such actions as are reasonably necessary to comply therewith.

(d) Third-Party Claims.

(i) In the event that the Indemnified Party receives notice or otherwise learns of the assertion by a Person who is not a member of either Group of any claim or the commencement of any Action (any such claim or Action, a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 8, the Indemnified Party shall give written notification to the Indemnifying Party of the Third-Party Claim. Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third-Party Claim, shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent that the Indemnifying Party is prejudiced by such delay or deficiency or the amount of any associated Damages is increased by such delay or deficiency. If, and for so long as, (A) the Indemnifying Party notifies the Indemnified Party as soon as practicable, but in no event later than 15 days, after delivery of such notification that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such Third-Party Claim, and (B) the Third-Party Claim does not (1) involve criminal liability or any admission of wrongdoing or (2) seek equitable relief or any other non-monetary remedy against the Indemnified Party, then except as hereinafter provided, such Indemnifying Party shall have the right to defend against such Third-Party Claim by appropriate proceedings with legal counsel reasonably acceptable to the Indemnified Party, which proceedings shall be promptly settled or diligently prosecuted by the Indemnifying Party to a final conclusion. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party shall control such defense and is hereby authorized (but not obligated) prior to and during such period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests.

(ii) The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third-Party Claim, the reasonable fees and expenses of one additional counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such Information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(iii) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party and its Affiliates from further Liability and (C) such settlement involves no admission of wrongdoing by the Indemnified Party or its Affiliates. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifiying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.4 Survival; Limitations.

(a) All covenants and agreements of the parties contained in this Agreement shall survive each of the Contribution, the IPO and the Distribution. The rights and obligations of Dean Foods, WhiteWave and each of their respective Indemnified Parties under this Agreement shall survive the sale, assignment or other transfer by any party of any Assets or Liabilities.

(b) The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party from any third Person (including amounts actually recovered under insurance policies) with respect to such Damages. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Damages for which indemnification is provided in this Agreement after the full amount of such indemnifiable Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Damages and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Damages, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (X) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Damages plus the amount received from the third Person in respect thereof, less (Y) the full amount of such indemnifiable Damages.

(c) Unless otherwise required by any Final Determination (as such term is defined in the Tax Matters Agreement), the parties agree that any indemnification payments made by one party to another party pursuant to this Agreement after the Deconsolidation Date (as such term is defined in the Tax Matters Agreement) shall, to the extent permissible under applicable law, be treated for all Tax and financial accounting purposes as contributions or distributions, as appropriate, made immediately prior to the Deconsolidation Date. If it is determined that the receipt or accrual of any payment is subject to Tax, such payment shall be increased so that the amount of such increased payment reduced by the amount of all Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax deductions resulting from the payment of such Taxes) shall equal the amount of the payment which the party receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

(d) Notwithstanding the joint and several indemnification obligations of each Group as set forth in Sections 8.1 and 8.2, the parties agree that the indemnification obligation of any Dean Foods Group Member or WhiteWave Group Member, as applicable, for Damages shall be satisfied by a direct payment from Dean Foods or WhiteWave, as applicable, to the other party irrespective of which Group Member is found liable for Damages.

(e) Notwithstanding anything to the contrary in this Agreement, (i) to the extent there is any inconsistency between the terms of this Article VIII and the provisions of the Tax Matters Agreement, the Tax Matters Agreement shall govern and (ii) to the extent the Employee Matters Agreement specifically provides indemnification with respect to certain employee-related WhiteWave Liabilities, the Employee Matters Agreement shall govern with respect to that indemnification. To the extent indemnification is not provided in such Ancillary Documents, the terms of this Agreement shall govern.

(f) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNIFIED PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD-PARTY CLAIM, SUCH DAMAGES SHALL CONSTITUTE DIRECT DAMAGES AND NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 8.4(f).

(g) Notwithstanding a party’s knowledge of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Document or any facts or circumstances potentially giving rise to a claim under this Agreement or any Ancillary Document (and regardless of how such party shall have acquired such knowledge), such party shall have the right to consummate the transactions provided for herein, and all of such party’s rights and remedies shall be preserved without regard to its knowledge of such information.

(i) Notwithstanding anything herein to the contrary, in no event shall any Indemnified Party be entitled to receive payment of damages under this Agreement to the extent that such Indemnified Party has received payments in respect of such Damages pursuant to any rights to indemnification or otherwise under any Ancillary Documents.

Section 8.5 Release of Pre-Closing Claims.

(a) Except as provided in Section 8.2 and Section 8.5(c), effective as of the Contribution Closing, WhiteWave does hereby, for itself and for each other WhiteWave Group Member as of the Contribution Closing, release and forever discharge each Dean Foods Group Member, and all Persons who at any time prior to the Contribution Closing have been stockholders, directors, officers, managers, members or agents of any Dean Foods Group Member (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case at or before the Contribution Closing, including in connection with the transactions and all other activities to implement the Contribution and the IPO.

(b) Except as provided in Section 8.1 and Section 8.5(c), effective as of the Contribution Closing, Dean Foods does hereby, for itself and for each other Dean Foods Group Member as of the Contribution Closing, release and forever discharge each WhiteWave Group Member, and all Persons who at any time prior to the Contribution Closing have been stockholders, directors, officers, managers, members or agents of any WhiteWave Group Member (in each case, in their respective capacities as such), and their respective heirs, executors, administrators successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case at or before the Contribution Closing, including in connection with the transactions and all other activities to implement the Contribution and the IPO.

(c) Nothing contained in Section 8.5(a) or Section 8.5(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Document or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable Schedules thereto not to terminate as of the Contribution Closing, in each case in accordance with its terms. Nothing contained in Section 8.5(a) or Section 8.5(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any Dean Foods Group Members or WhiteWave Group Members that is specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Separation Date, or any other Liability specified in such Section 2.8(b) as not to terminate as of the Separation Date;

(ii) any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any Person in any Group under, this Agreement or any Ancillary Document;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a Person in one Group from a Person in the other Group prior to the Separation Date;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a Person in one Group at the request or on behalf of a Person in the other Group;

(v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article 8 and, if applicable, the appropriate provisions of the Ancillary Documents; or

(vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 8.5.

(d) WhiteWave shall not, and shall not permit any other WhiteWave Group Member to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Dean Foods Group Member, or any other Person released pursuant to Section 8.5(a), with respect to any Liabilities released pursuant to Section 8.5(a). Dean Foods shall not, and shall not permit any other Dean Foods Group Member to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against any WhiteWave Group Member, or any other Person released pursuant to Section 8.5(b), with respect to any Liabilities released pursuant to Section 8.5(b).

(e) It is the intent of each of Dean Foods and WhiteWave, by virtue of the provisions of this Section 8.5, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed in each case on or before the Separation Date, between or among any WhiteWave Group Member, on the one hand, and any Dean Foods Group Member, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Persons on or before the Separation Date), except as expressly set forth in Section 8.5(c). At any time, at the request of any other party, each party shall cause each Person in its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 8.6 Non-Recourse. All claims or causes of action (whether in contract or in tor, in law or in equity) that may be based upon, arise out of or related to this Agreement or any Ancillary Document, or the negotiation, execution or performance of this Agreement or such Ancillary Document (including any representation or warranty made in connection with this Agreement or such Ancillary Document or as an inducement to enter into this Agreement or such Ancillary Document), may be made only against the Persons that are expressly identified as parties thereto. No Person who is not named as a party to this Agreement or such Ancillary Document, including any director, officer, employee, stockholder, Affiliate, agent or representative of any named party to this Agreement or such Ancillary Document (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any Liabilities arising under, in connection with or related to this Agreement or such Ancillary Document or for any claim based on, in respect of, or by reason of this Agreement or such Ancillary Document or its negotiation or execution; and each party hereto waives and releases all such Liabilities against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 8.6.

Section 8.7 Contribution. If the indemnification provided for in this Article 8 is judicially determined to be unavailable (other than in accordance with the terms of this Agreement, in which case this Section 8.7 shall not apply) to an Indemnified Party in respect of any Damages referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Dean Foods Indemnified Parties, on the one hand, and the WhiteWave Indemnified Parties, on the other hand, in connection with the conduct, statements or omissions that resulted in such Damages. The relative fault of any Dean Foods Indemnified Party, on the one hand, and of any WhiteWave Indemnified Party, on the other hand, in the case of any Damages arising out of or related to information contained in the IPO Registration Statement (or any related prospectus) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the WhiteWave Business or a WhiteWave Indemnified Party, on the one hand, or by the Dean Foods Business or a Dean Foods Indemnified Party, on the other hand. The Dean Foods Disclosure Portion shall be deemed supplied by the Dean Foods Business or the Dean Foods Indemnified Parties. All other information in the IPO Registration Statement (or any related prospectus) shall be deemed supplied by the WhiteWave Business or the WhiteWave Indemnified Parties.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Governing Law. The internal Laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of Laws of any jurisdiction other than those of the State of Delaware) shall govern the construction, interpretation and other matters arising out of or in connection with this Agreement and, unless expressly provided therein, each Ancillary Document, and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 9.2 Jurisdiction. If any dispute, controversy or claim arises out of or in connection with this Agreement or any Ancillary Document, except as expressly contemplated by any Ancillary Document, the parties irrevocably (and the parties shall cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.3. Nothing in this Section 9.2, however, shall affect the right to serve legal process in any other manner permitted by Law.

Section 9.3 Notices. All notices and other communications under this Agreement or any Ancillary Document shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below.

If to Dean Foods:

Dean Foods Company

2711 N. Haskell Avenue

Suite 3400

Dallas, Texas 75201

Fax: (214) 303-3853

Attention: General Counsel

If to WhiteWave or WWF Operating Company:

c/o The WhiteWave Foods Company

12002 Airport Way

Broomfield, CO 80021

Fax: 303-635-5107

Attention: General Counsel

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

Section 9.4 Binding Effect and Assignment. This Agreement and each Ancillary Document binds and benefits the parties and their respective successors and assigns. Notwithstanding anything in Section 6.8 to the contrary, neither party may assign any of its rights or delegate any of its obligations under this Agreement or any Ancillary Document without the written consent of the other party and any assignment or attempted assignment in violation of the foregoing shall be null and void. Notwithstanding the preceding sentence, either party may assign this Agreement and any Ancillary Document in connection with a merger transaction in which such party is not the surviving entity or the sale of all or substantially all of its assets.

Section 9.5 Severability. Any term or provision of this Agreement or any Ancillary Dcouemtn that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 9.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement or any Ancillary Document were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Document and to enforce specifically the terms and provisions of this Agreement or any Ancillary Document, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.7 Entire Agreement. This Agreement, together with the Ancillary Documents and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein and therein are superseded by this Agreement and the Ancillary Documents, as applicable. In the event of any conflict between (a) any provision in this Agreement, on the one hand, and (b) any specific provision in any Ancillary Document, on the other hand, pertaining to the subject matter of such Ancillary Document, the specific provisions in such Ancillary Document shall control over the provisions in this Agreement, as applicable.

Section 9.8 No Third-Party Beneficiaries. Except as expressly set forth in Section 8.6 (which may be enforced directly by any Non-Party Affiliate), (a) neither this Agreement nor any Ancillary Document is intended, or shall be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto or thereto and (b) Dean Foods and WhiteWave are the only members of their respective Groups entitled to commence any action, suit, proceeding or claim under this Agreement, whether pursuant to Section 8.3 or otherwise, and each party shall cause its respective Group Members not to commence any such action, suit, proceeding or claim other than through such party. For the avoidance of doubt, if a WhiteWave Indemnified Party or a Dean Foods Indemnified Party is entitled to indemnification under Article 8, WhiteWave or Dean Foods (as the case may be) may bring a claim under Article 8 on behalf of such WhiteWave Indemnified Party or Dean Foods Indemnified Party.

Section 9.9 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.10 Expenses. Except as otherwise expressly provided in this Agreement or any Ancillary Document, (a) prior to the IPO Settlement, Dean Foods will be responsible for all fees, costs and expenses incurred by the Dean Foods Group or the WhiteWave Group in connection with the transactions contemplated by this Agreement and the Ancillary Documents; and (b) following the IPO Settlement, each party will be responsible for its own fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement and the Ancillary Documents; provided, however, WhiteWave shall pay the underwriting discount in connection with the IPO and all fees, costs and expenses incurred by any party in connection with the WhiteWave Bank Facilities.

Section 9.11 Amendment. The parties may amend this Agreement or any Ancillary Document only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement or such Ancillary Document, as applicable.

Section 9.12 Waiver. The parties may waive a provision of this Agreement or an Ancillary Document only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion.

Any enumeration of a party’s rights and remedies in this Agreement or any Ancillary Document is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in law or in equity.

Section 9.13 Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which it is a party, (b) the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and each of the Ancillary Documents to which it is a party, and (d) this Agreement and each of the Ancillary Documents to which it is a party is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equitable principles.

Section 9.14 Construction of Agreement.

(a) Where this Agreement or any Ancillary Document states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement or such Ancillary Document, as applicable.

(b) The captions, titles and headings, and table of contents, included in this Agreement and the Ancillary Documents are for convenience only, and do not affect this Agreement’s or such Ancillary Documents’ construction or interpretation. When a reference is made in this Agreement or any Ancillary Document to an Article or a Section, exhibit or schedule, such reference shall be to an Article or Section of, or an exhibit or schedule to, this Agreement or such Ancillary Document, as applicable, unless otherwise indicated.

(c) This Agreement and the Ancillary Documents are for the sole benefit of the parties hereto and their respective Group Members and, except for the indemnification rights of the Dean Foods Indemnified Parties and the WhiteWave Indemnified Parties under this Agreement or as expressly provided in any Ancillary Document, do not, and are not intended to, confer any rights or remedies in favor of any Person (including any employee or stockholder of Dean Foods or WhiteWave) other than the parties signing this Agreement and their respective Group Members.

(d) When used in this Agreement or any Ancillary Document, the words “including,” “includes,” or “include” shall be deemed to be followed by the phrase “without limitation.”

(e) Any reference in this Agreement or any Ancillary Document to the singular includes the plural where appropriate. Any reference in this Agreement or any Ancillary Document to the masculine, feminine or neuter gender includes the other genders where appropriate. Any reference in this Agreement or any Ancillary Document to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement For purposes of this Agreement, after the Contribution Closing the WhiteWave Business shall be deemed to be the business of WhiteWave and the WhiteWave Group, and all references made in this Agreement to WhiteWave as a party which operates as of a time following the Contribution Closing, shall be deemed to refer to all WhiteWave Group Member as a single party where appropriate.

(f) Any reference in this Agreement or any Ancillary Document to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time.

(g) Unless otherwise expressly specified in an Ancillary Document, all references in this Agreement or any Ancillary Document to “dollars” or “$” means United States Dollars. If any payment required to be made hereunder is denominated in a currency other than United States Dollars, such payment shall be made in United States Dollars and the amount thereof shall be computed using the exchange rate published by the Wall Street Journal on the date of payment (or if the Wall Street Journal is not published on such date, the last date prior thereto on which the Wall Street Journal was published).

(i) Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion.

Section 9.15 Termination. This Agreement may be terminated (a) at any time after the IPO Settlement, by the mutual written consent of Dean Foods and WhiteWave; or (b) at any time prior to a Distribution by (and in the sole discretion of) Dean Foods without the approval of WhiteWave. In the event of a termination of this Agreement pursuant to the foregoing sentence, neither party shall have any liability of any kind to the other party under this Agreement, except for any breach of this Agreement that occurs prior to such termination.

(This space intentionally left blank)

Exhibit 10.1

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

DEAN FOODS COMPANY, a Delaware corporation		THE WHITEWAVE FOODS COMPANY, a Delaware corporation

By:	/s/ Timothy A. Smith	By:	/s/ Kelly J. Haecker

Name: Timothy A. Smith		Name: Kelly J. Haecker

Title: Treasurer		Title: Senior Vice President, Finance, and Chief Financial Officer

WWF OPERATING COMPANY, a Delaware corporation

		By:	/s/ Kelly J. Haecker

Name: Kelly J. Haecker

Title: Senior Vice President, Finance, and Chief Financial Officer

Separation and Distribution Agreement

Schedule 1

Ancillary Agreements

None

Schedule 2

Dean Foods Names

Dairymen’s	Dean Foods of Waukesha
Lani Moo	Morning Glory Dairy
Meadow Gold Dairies	Barber’s Dairy
Naalehu Dairy	Mile High Ice Cream
Dean Foods of DePere	Robinson Dairy, LLC

Schedule 2.8(a)

Intercompany Accounts

None

Schedule 2.8(b)(ii)

Contracts Not Terminated

1.	All Dean Foods Shared Contracts

2.	All WhiteWave Shared Contracts

3.	Any other Contracts, agreements, arrangements, commitments or understandings, as identified by the parties in writing

Schedule 3

Dean Foods Shared Contracts

1.	Services Agreement, dated June 12, 2012, by and between Aramark Refreshment Services, LLC, Dean Dairy Holdings, LLC, Suiza Dairy Group, LLC and The WhiteWave Foods Company

2.	License Agreement, dated July 24, 2002, by and between Land O’Lakes, Inc., Dean Foods Company, Morningstar Foods, Inc., and Dairy Marketing Alliance, LLC, as amended

3.	License and Supply Agreement, dated October 1, 2006, by and between The WhiteWave Foods Company, Dean Foods Company, and Martek Biosciences Corporation, as amended

4.	Purchase Agreement, dated February 1, 2008, by and between Tetra Pak Inc., Dean Dairy Holdings, LLC, Suiza Dairy Group, LLC, and The WhiteWave Foods Company, as amended

5.	Any additional contracts agreed to in writing between Dean Foods and WhiteWave to be Dean Foods Shared Contracts.

Schedule 4

Existing Dean Foods Litigation Matters

All Actions set forth under the heading “Tennessee Dairy Farmer Actions” in Part II, Item I. Legal Proceedings in the Annual Report on Form 10-K of Dean Foods Company as filed with the Securities and Exchange Commission on February 27, 2012 (the “DF 2012 10-K”).

All Actions set forth under the heading “Tennessee Retailer and Indirect Purchaser Actions” in Part II, Item I. Legal Proceedings in the DF 2012 10-K.

Any Action and/or Third Party Claim relating to abandoned and unclaimed property of any Dean Foods Group Member.

Any other Action and/or Third Party Claim but only to the extent arising out of or relating to the Dean Foods Business or the Dean Foods Assets which were initiated prior to the Contribution Closing.

Schedule 5

Existing WhiteWave Litigation Matters

Any Action and/or Third Party Claim relating to abandoned and unclaimed property of any WhiteWave Group Member.

Any other Action and/or Third Party Claim but only to the extent arising out of or relating to the WhiteWave Business or the WhiteWave Assets which were initiated prior to the Contribution Closing.

Schedule 5.3

WhiteWave Indebtedness

None

Schedule 5.4

Security Obligations

Guaranty, dated July 22, 2010, executed by Dean Foods, as Guarantor, in favor of RBS Asset Finance, Inc., as assigned to GATZ Corporation, with respect to equipment leases dated July 22, 2010, and October 31, 2011, under which Horizon Organic Dairy, LLC is the lessee.

Payment Guaranty, dated November 11, 2011, between Dean Foods, as Guarantor and Onset Financial, Inc., with respect to an equipment lease dated November 2, 2011, under which WWF Operating Company is the lessee.

Schedule 6

WhiteWave Shared Contracts

1.	Master Services Agreement, dated January 1, 2011, by and between SymphonyIRI Group Inc., Dean Dairy Holdings, LLC, Suiza Dairy Group, LLC, The WhiteWave Foods Company and Morningstar Foods, LLC

2.	Any additional contracts agreed to in writing between Dean Foods and WhiteWave to be WhiteWave Shared Contracts.

Schedule 7.5(b)

Insurance Deductibles

WhiteWave will be solely responsible for any and all Dean Foods’ casualty insurance program deductibles allocated to WhiteWave for claims made by WhiteWave under such casualty insurance program. Such deductibles range from $0.00 to $2,000,000.00 as included in documentation previously provided to WhiteWave in writing.